Exhibit 10.3

THIS AGREEMENT SHALL NOT BE BINDING UPON THE PORT AUTHORITY UNTIL DULY EXECUTED BY AN EXECUTIVE OFFICER THEREOF AND DELIVERED TO THE LESSEE BY AN AUTHORIZED REPRESENTATIVE OF THE PORT AUTHORITY

Lease No. ANA-170
Supplement No. 26
Newark Liberty International Airport

THIS SUPPLEMENTAL AGREEMENT (this “Agreement” or this “Supplemental Agreement”), made as of the 10th day of July, 2010 by and between the PORT AUTHORITY OF NEW YORK AND NEW JERSEY (hereinafter referred to as the “Port Authority”), and CONTINENTAL AIRLINES, INC. (hereinafter called the “Lessee”),

WITNESSETH, That:

WHEREAS, the Port Authority and the Lessee heretofore entered into an agreement of lease dated January 11, 1985, bearing Port Authority Lease number ANA-170 and covering the letting by the Port Authority to the Lessee of certain premises at the Newark Liberty International Airport (the “Airport”), as more fully described therein, (said agreement of lease as amended, supplemented and extended referred to herein as the “Lease” or the “Terminal C Lease;” and said premises referred to herein as “Terminal C” or the “Premises”).

WHEREAS, the Port Authority and the Transportation Security Administration ( the “TSA”)  entered into a Memorandum of Agreement Relating to Baggage Screening Projects for Newark Liberty International Airport (“EWR”) effective September 10, 2008 [Reference No. HSTS04-08-H-CT1235] (the “MOA”) (a copy of which MOA is attached hereto as Exhibit A), setting forth the terms and establishing the respective cost-sharing obligations and responsibilities of the TSA and the Port Authority with respect to the performance of the engineering, design and integration of baggage Explosive Detection Systems (“EDS”) projects and baggage screening system improvements at EWR (the “EWR TSA Project”).

WHEREAS, the Port Authority and the TSA also entered into a (i) Memorandum of Agreement Relating to Baggage Screening Projects for John F. Kennedy International Airport (“JFK”) on or about September 10, 2008 (Reference No.HSTS04-08-H-CT1236), setting forth the terms and establishing the respective cost-sharing obligations and responsibilities of the TSA and the Port Authority with respect to the performance of EDS projects and baggage screening system improvements at JFK (the “JFK TSA Project”), and (ii) Memorandum of Agreement Relating to Baggage Screening Projects for LaGuardia Airport (“LGA”) on or about September 10, 2008 (Reference No.HSTS04-08-H-CT1094), setting forth the terms and establishing the respective cost-sharing obligations and responsibilities of the TSA and the Port Authority with respect to the performance of EDS projects and baggage screening system screening improvements at LGA (the “LGA TSA Project”).

WHEREAS, since the Lessee is responsible for the operation, maintenance and management of Terminal C pursuant to the Terminal C Lease, the EWR TSA Project, as it relates to Terminal C (the “Project”) will require the Lessee, and the Lessee hereby agrees, to perform the scope of work, as it relates to Terminal C,  as set forth in the MOA subject to and in accordance with all of the terms and provisions and conditions of the MOA, the Terminal C Lease and of this Supplemental Agreement.

WHEREAS, it is hereby acknowledged and agreed that the Lessee shall perform the Work (as defined in Paragraph 5 below) at its sole cost and expense, subject to the terms and conditions set forth in the MOA for payment by TSA to the Port Authority and subject to the terms and conditions of this Supplemental Agreement covering, among other matters, the release by the Port Authority to the Lessee of sums, if any, paid to the Port Authority by the TSA for the Work.

WHEREAS, the Port Authority and the Lessee desire to add to the premises under the Lease and to amend the Lease in certain other respects.

WHEREAS, unless the context clearly indicates otherwise, any term not defined herein shall have the same meaning given to it in the Lease.

NOW, THEREFORE, the Port Authority and the Lessee, for and in consideration of the covenants and mutual agreements hereinafter contained, hereby covenant and agree effective as of the date hereof, as follows:

1.            (a)             Effective as of the date hereof, (which date is sometimes hereinafter referred to as the “Additional Premises Effective Date”), in addition to the premises heretofore let to the Lessee under the Lease, as to which the letting shall continue in full force and effect subject to all of the terms and conditions of the Lease, as amended,  the Port Authority hereby lets to the Lessee and the Lessee hereby hires and takes from the Port Authority at the Airport, for and during the remainder of the term of the letting of Area C-3 under the Lease, as herein amended, the space as shown in stipple on the drawing attached hereto, hereby made a part hereof and marked “Exhibit A-2”, together with all the structures, fixtures, improvements and other property of the Port Authority located or to be located or to be constructed therein, thereon or thereunder, to be and become a part of the premises under the Lease, the said spaces, areas, structures, fixtures, improvements and other property being hereinafter referred to as the “Additional Premises” or  “Area C-AP”.  The Additional Premises shall and do hereby become a part of Area C-3 (as defined in the Lease) of the premises for and during the residue and remainder of the term of the letting of Area C-3 under the Lease, as herein amended, subject to and in accordance with all of the terms, covenants, provisions and conditions of the Lease, as herein amended. The parties hereto hereby acknowledge that the Additional Premises constitute non-residential real property.

(b)            The Lessee shall use the Additional Premises for the purpose of performing the Work, as hereinafter defined in Paragraph 5 and for such other purposes for which the premises may be used, as provided in the Terminal C Lease, and for no other purpose whatsoever.

2.              The Port Authority shall deliver the Additional Premises to the Lessee in its respective presently existing “as is” condition as of the date of this Supplemental Agreement.  The Lessee acknowledges that prior to the execution of this Supplemental Agreement, it has thoroughly examined and inspected Additional Premises and has found them in good order and repair and has determined them to be suitable for the Lessee’s operations therein under the Lease. The Lessee agrees to assume all responsibility for any and all risks, costs and expenses of any kind whatsoever, caused by, arising out of or in connection with, the condition of the Additional Premises whether any aspect of such condition existed prior to, on or after the Additional Premises Effective Date, including without limitation all Environmental Requirements and Environmental Damages, and to indemnify and hold harmless the Port Authority for all risks, requirements, costs and expenses imposed upon or required of the Port Authority. All the obligations of the Lessee under the Lease as hereby amended with respect to the aforesaid responsibilities, risks, costs and expenses assumed by the Lessee shall survive the expiration or termination of the Lease. The Port Authority shall have no obligation under the Lease, as herein amended, for finishing work or preparation of any portion of the Additional Premises for the Lessee’s use.

3.             The Lessee acknowledges that it has not relied upon any representation or statement of the Port Authority or its Commissioners, officers, employees or agents as to the suitability of the Additional Premises for the operations permitted thereon by the Lease, as herein amended.  Without limiting any obligation of the Lessee to commence operations under this Supplemental Agreement, at the time and in the manner stated elsewhere in this Agreement, the Lessee agrees that no portion of the Additional Premises will be used initially or at any time during the term of the letting under the Lease, which is in a condition unsafe or improper for the conduct of the Lessee’s operations therein under the Lease so that there is possibility of injury or damage to life or property, and the Lessee further agrees that before any use of the Additional Premises, it will immediately correct any such unsafe or improper condition.  It is hereby understood and agreed that whenever reference is made in this Supplemental Agreement to the condition of the Additional Premises as of the Additional Premises Effective Date, the same shall be deemed to mean the condition of the Additional Premise as of the date of this Supplemental Agreement, and as to the improvements made and the alteration work performed during the term of the Lease in the condition existing after the completion of the same. Without limiting the generality of any of the provisions of the Lease, as herein amended, or this Supplemental Agreement, the Port Authority shall not be liable to the Lessee for any claims for loss, theft or damage involving any property stored or placed in the Additional Premises.  All of the obligations of the Lessee under the Lease, as herein amended with respect to the aforesaid responsibilities, risks, costs and expenses assumed by the Lessee shall survive the expiration or termination of the Lease.

4.             (a)            In addition to all other rentals and charges provided for under the Lease, as herein amended, from and after the Additional Premises Rental Commencement Date, as hereinafter defined,  the Lessee shall  pay to the Port Authority  a rental for Area C-AP at an annual rate consisting of (i)  a Facility Factor consisting of the sum of Twenty Four Thousand One Hundred Thirty Seven Dollars and No Cents ($24, 137.00), plus (ii) the Airport Services Factor/Phase 1A Roadway, as the same shall have been adjusted in accordance with Schedule A attached to the Lease, based upon a 2008 final Airport Services Factor/Phase 1A Roadway in the amount of Fifty Four Thousand Seven Hundred Seventy Two Dollars and No Cents ($54, 772.00), which annual rate shall be increased in accordance with the provisions of Subdivision II appearing in Section 3 of Supplement No. 17 of the Lease and Schedule A.

(b)            The Lessee shall pay the rental for Area C-AP, as the same shall have been determined based upon the aforesaid adjustments, monthly in advance on the Additional Premises Rental Commencement Date and on the first day of each and every succeeding month in equal installments until such time as the said rentals for Area C-AP have been further adjusted in accordance with paragraph (a) of this Section and Schedule A, as amended, which adjusted rentals shall remain in effect until the next adjustment and the monthly installments payable after each such adjustment shall be equal to one-twelfth (1/12th) of said total annual rentals as so adjusted. If any installment of Area C-AP rental payable hereunder shall be for less than a full calendar month, then the Area C-AP rental payment for the portion of the month for which said payment is due shall be the monthly installment prorated on a daily basis using the actual number of days in that said month.

(c)            In the event the term of the letting of Area C-AP shall expire on a day other than the last day of a month, for said month shall be the monthly installment prorated on a daily basis using the actual number of days in the said month.

(d)            As used herein, Additional Premises Rental Commencement Date shall mean, the earlier of: (i) the date appearing on the certificate issued by the Port Authority pursuant to Section 93(n)(1) of Supplement No. 17 of the Lease; or (ii) the last day of the thirtieth month following the date upon which the Port Authority approved the Tenant Alteration Application submitted by the Lessee for the Project.  It is hereby understood and agreed that for purposes of this Paragraph 4(d), any reference to “Expansion Construction Work” in Section 93(n)(1) of Supplement No. 17 to the Lease shall be deemed to be a reference to the Work, as defined below.

(e)            (i)            In the event the Lessee shall at any time by the provisions of this Agreement become entitled to an abatement of the annual rental payable pursuant to subparagraph (a) of this paragraph, the Facility Factor of the annual rental for each square foot of the premises the use of which is denied the Lessee, shall be reduced for each calendar day or major fraction thereof the abatement remains in effect at the daily rate of $0.0029.

(ii)            In addition, the Airport Services Factor of the annual rental shall be reduced for each calendar day or major fraction thereof the abatement remains in effect, for each square foot of land the use of which is denied the Lessee at the daily rate of $0. 0065.

5.              The Lessee hereby agrees to perform the entire scope of the Project as set forth in Article III of the MOA, (as more particularly defined in the Conceptual Drawings and General Scope of Work attached hereto as Exhibit B, the “Work”). The Lessee shall perform the Work in accordance with the Tenant Alteration Application(s), as approved by the Port Authority and in accordance with the Port Authority’s Tenant Alteration Application requirements as they exist as of the date hereof.  The Work shall be performed and completed by the Lessee strictly in accordance with the Terminal C Lease, the MOA and with the following further terms and conditions contained herein.

6.              The Lessee hereby assumes, and shall indemnify and hold harmless the Port Authority, its Commissioners, officers, agents and employees, against the following distinct and several risks, whether such risks arise from acts or omissions of the Lessee, of any contractors of the Lessee, of the Port Authority, or of third persons, or from acts of God or of the public enemy, or otherwise, excepting only claims and demand which result solely from the willful misconduct, or the sole negligence of the Port Authority, provided, however, that the foregoing exception for “sole negligence” as used herein shall not include any instance in which the Port Authority shall have relied on information or documents provided by the Lessee or any of its contractors or subcontractors in connection with this Supplemental Agreement or the MOA:

(a)            The risk of loss or damage to all such Work prior to the completion thereof and the risk of loss or damage of any property of the Port Authority or others arising out or in connection with the performance of the Work.  In the event of such loss or damage, the Lessee shall forthwith repair, replace and make good the Work and the property of the Port Authority or others without cost or expense to the Port Authority;

(b)            The risk of death, injury or damage, direct or consequential, to the Port Authority, its Commissioners, officers, agents and employees, and to its or their property, arising out of or in connection with the performance of the Work.  The Lessee shall indemnify the Port Authority, its Commissioners, officers, agents and employees for all such injuries and damages, and for all loss suffered by reason thereof;

(c)            The risk of all claims and demands, just or unjust, by the TSA, the Government of the United States of America and third persons (including employees, officers and agents of the Port Authority) against the Port Authority, its Commissioners, officers, agents and employees arising or alleged to arise out of the performance of the Work or out of any breach or other default by Lessee of this Supplemental Agreement as it relates to the Work, or out of any payment made or requested to be made under this Supplemental Agreement, as it relates to the Work, or the MOA.  The Lessee shall indemnify the Port Authority, its Commissioners, officers, agents and employees against and from all such claims and demands, and for all loss and expenses incurred by it and by them in the defense, settlement or satisfaction thereof, including without limitation thereto, claims and demands for death, for personal injury or for property damage, direct or consequential.  If so directed, the Lessee shall at its own expense defend any suit based upon any such claim or demand (even if such suit, claim or demand is groundless, false or fraudulent), and in handling such it shall not, without obtaining express advance permission from the General Counsel of the Port Authority, raise any defense involving in any way the jurisdiction of the tribunal over the person of the Port Authority, the immunity of the Port Authority, its Commissioners, officers, agents or employees, the governmental nature of the Port Authority or the provision of any statutes respecting suits against the Port Authority.

(d)            The duties, responsibilities and obligations of the Lessee set forth in sub-subparagraphs (a) through (c) of this Paragraph 6 shall survive termination or expiration of the Terminal C Lease, as herein amended.

7.              The Lessee shall submit to the Port Authority for its approval one or more Tenant Alteration Application or Applications, in the form supplied by the Port Authority and containing such terms and conditions as the Port Authority may include, setting forth in detail and by appropriate plans and specifications the Work, and the manner of and time periods for performing the same. In the event of any inconsistency between the terms of any Tenant Alteration Application covering the Work (or portion thereof) and the terms of this Supplemental Agreement, the terms of the Terminal C Lease, as herein amended shall prevail and control.  The Lessee shall also comply with all applicable governmental laws, ordinances, orders, enactments, resolutions, rules and directives including, but not limited to, all requirements of the TSA.  The data to be supplied by the Lessee shall describe in detail the Work.  The Lessee shall be responsible at its sole cost and expense for retaining all architectural, engineering and other technical consultants and services as may be directed by the Port Authority and for developing, completing and submitting detailed plans and specifications for the Work, including but not limited to the Design Documents.  The plans and specifications to be submitted by the Lessee to the Port Authority shall bear the seal of a qualified architect or professional engineer and shall be in sufficient detail for a contractor to perform the work.  The Lessee shall not engage any contractor or permit the use of any subcontractor; unless and until each such contractor or subcontractor has been approved by the Port Authority and the Lessee upon request will furnish the Port Authority with a copy of each of its proposed contracts with its contractors.  The Lessee shall include in any such contract or subcontract such provisions as required by this Supplemental Agreement and also such other provisions as the Port Authority may reasonably require.  Upon the request of the Port Authority, the Lessee shall provide the Port Authority a copy of its contracts and subcontracts covering the Work or any portion thereof.  The Lessee or its contractors and subcontractors shall obtain and maintain in force such insurance coverages and performance bonds in such amounts as the Port Authority may specify.  All of the Work hereunder shall be done in accordance with the said Tenant Alteration Application(s) and final plans and specifications approved by the Port Authority and reviewed by the TSA; shall be subject to inspection by the Port Authority and the TSA during the progress of the said Work and after the completion thereof; and the Lessee shall redo or replace at its own expense any of said work not done in accordance therewith, or as otherwise required to be redone or replaced by the TSA.  Upon approval of such plans and specifications by the Port Authority, and review thereof by the TSA, the Lessee shall proceed diligently at is sole cost and expense to perform and complete the Work.  Notwithstanding the foregoing or anything contained herein to the contrary, the Port Authority shall not require Lessee to (x) make modifications to the plans and specifications for the Project (i) so long as the plans and specifications are comparable in size, location and general scope as established by  the  Conceptual Drawings and General Scope of Work, approved by the Port Authority, TSA and the Lessee and attached hereto as Exhibit B or (ii) if the costs of the Project, other than Allowable Costs reimbursable to Lessee, taking into account such modifications, would exceed $1,000,000.00, or (y) engage technical consultants and services for developing, completing and submitting detailed plans and specifications for the Work if the costs of the Project, other than Allowable Costs reimbursable to Lessee, taking into account the Port Authority’s requirement for Lessee to engage such consultants and services, would exceed $100,000.00.

8.             (a)            Without limiting any other terms, provisions and conditions of the Terminal C Lease, as herein amended,  the Lessee understands and agrees that it shall put into effect prior to the commencement of the Work an affirmative action program and Minority Business Enterprise (MBE) program and Women-owned Business Enterprise (WBE) program in accordance with the provisions of Schedule E attached hereto and hereby made a part hereof (hereinafter “Schedule E”); as used in Schedule E the term “construction work” shall apply to the Work.  The provisions of said Schedule E shall be applicable to the Lessee’s contractor or contractors and subcontractors at any tier of construction as well as to the Lessee itself and the Lessee shall include the provisions of said Schedule E within all of its construction contracts so as to make said provisions and undertakings the direct obligation of the construction contractor or contractors and subcontractors at any tier of construction.  The Lessee shall and shall require its said contractor, contractors and subcontractors to furnish to the Port Authority such data, including but not limited to compliance reports relating to the operation and implementation of the affirmative action, MBE and WBE programs called for hereunder as the Port Authority may request at any time and from time to time regarding the affirmative action, MBE and WBE programs of the Lessee and its contractor, contractors, and subcontractors at any tier of construction, and the Lessee shall and shall also require that its contractor, contractors and subcontractors at any tier of construction make and put into effect such modifications and additions thereto as may be directed by the Port Authority pursuant to the provisions hereof and said Schedule E to effectuate the goals of affirmative action and MBE and WBE programs.

(b)            In addition to and without limiting any terms and provisions of this the Terminal C Lease, as herein amended,  the Lessee shall provide in its contracts and all subcontracts covering the Work or any portion thereof that:

(i)             The contractor shall not discriminate against employees or applicants for employment because of race, creed, color, national origin, sex, age, disability or marital status, and shall undertake or continue existing programs of affirmative action to ensure that minority group persons are afforded equal employment opportunity without discrimination.  Such programs shall include, but not be limited to, recruitment, employment, job assignment, promotion, upgrading, demotion, transfer, layoff, termination, rates of pay or other forms of compensation, and selections for training or retraining, including apprenticeships and on-the-job training;

(ii)            At the request of either the Port Authority or the Lessee, the contractor shall request such employment agency, labor union, or authorized representative of workers with which it has a collective bargaining or other agreement or understanding and which is involved in the performance of the contract with the Lessee to furnish a written statement that such employment agency, labor union or representative shall not discriminate because of race, creed, color, national origin, sex, age, disability or marital status and that such union or representative will cooperate in the implementation of the contractor’s obligations hereunder;

(iii)           The contractor will state, in all solicitations or advertisements for employees placed by or on behalf of the contractor in the performance of the contract, that all qualified applicants will be afforded equal employment opportunity without discrimination because of race, creed, color, national origin, sex, age, disability or marital status;

(iv)           The contractor will include the provisions of subparagraphs (b)(i) through (b)(iii) of this Paragraph 8 in every subcontract or purchase order in such a manner that such provisions will be binding upon each subcontractor or vendor as to its work in connection with the contract;

(v)            “contractor” as used herein shall include each contractor and subcontractor at any tier of construction.

(c)            Notwithstanding anything to the contrary contained in the foregoing, nothing contained in this Paragraph 8 shall be or be deemed to operate as a waiver or release of the obligation of the Lessee to fully comply with all of the provisions of subparagraphs (a) and (b) of this Paragraph 8 and all of the portions of Schedule E attached to this Supplemental Agreement with respect to the Work and with respect to any and all Tenant Alteration Applications that are submitted by the Lessee relating to the Work or any portion thereof subsequent to the date of this Supplemental Agreement.  The Lessee hereby expressly agrees to comply with all of the provisions of subparagraphs (a) and (b) of this Paragraph 8 and all of the provisions (both Part I and Part II) of Schedule E with respect to all of the Work and all TAAs and all contracts relating to the same.

(d)            Nothing contained herein shall release or relieve the Lessee from any of its duties, responsibilities or obligations otherwise set forth in the Terminal C Lease, and neither the foregoing nor anything in this Supplemental Agreement shall be deemed to limit, diminish, waive or impair the rights and remedies of the Port Authority, and the Port Authority shall continue to have all rights and remedies, legal, equitable and otherwise, with respect to the Terminal C Lease, as herein amended.

9.              All of the Work, including workmanship and materials, shall be of first class quality.

10             Upon completion of the Work, including successful completion of the TSA EDS systems test under Article VII of the MOA and acceptance by the TSA pursuant thereto, the Lessee shall supply the Port Authority with (i) as-built plans and drawings in form and number requested by the Port Authority, and (ii) an additional duplicate set of such “as built” drawings to be attached to the final Certificate, as hereinafter defined, in accordance with the provisions of Paragraph 18(a)(xv) of this Supplemental Agreement.  Notwithstanding the submission by the Lessee to the Port Authority of the contracts to be entered into by the Lessee or the incorporation therein of Port Authority requirements or recommendations, and notwithstanding any rights the Port Authority may have reserved to itself hereunder, the Port Authority shall have no liabilities or obligations of any kind to the Lessee or to any contractors engaged by the Lessee or to others in connection with any proposed or actual contracts entered into by the Lessee for the Work or for any other matter in connection therewith and the Lessee hereby releases and discharges the Port Authority, its Commissioners, officers, representatives and employees of and from any and all liability, claim for damages or losses of any kind, whether legal or equitable, or from any action or cause of action arising or alleged to arise out of the performance of any of the Work by the Lessee or pursuant to the contracts between the Lessee and its contractors.

11.            The Lessee shall pay all claims lawfully made against it by its contractors, subcontractors, materialmen and workmen, and all claims lawfully made against it by other third persons arising out of or in connection with or because of the performance of the Work; and shall cause its contractors and subcontractors to pay all such claims lawfully made against them.  The Lessee shall indemnify the Port Authority against all claims, damages or losses that may arise or result therefrom, including interest thereon, and costs and expenses including attorneys' fees and penalties or fines.  Nothing herein contained shall be deemed to constitute consent to the creation of any lien or claim against the Work, the Premises or the Airport, or any portion thereof, nor to create any rights in said third persons against the Port Authority.

12.            The Lessee shall be solely responsible for obtaining the acceptance of the TSA of the Work pursuant to Article VII of the MOA.  The Lessee shall be solely responsible for the plans and specifications used by it, and for the adequacy or sufficiency of such plans, specifications and all the improvements, alterations, installations and decorations depicted thereon or covered thereby, regardless of the consent thereto or approval thereof by the Port Authority or the incorporation therein of any Port Authority requirements or recommendations.  The Port Authority shall have no obligations or liabilities in connection with the performance of the improvements, alterations, decorations and installations constituting the Work, whether performed by the Lessee or on its behalf, or the contracts for the performance thereof entered into by the Lessee.  Any warranties extended or available to the Lessee in connection with the Work shall be for the benefit of the Port Authority as well as the Lessee.

13.           (a)            The Port Authority hereby represents that the TSA has appropriated a total sum of Four Hundred Million Dollars and No Cents ($400,000,000.00) (the “Total TSA Funding”) for the EWR TSA Project, the JFK TSA Project, and the LGA TSA Project, of which, One Hundred Twenty Eight Million Dollars and No Cents ($128,000,000.00) of the Total TSA Funding has been allocated by the TSA for the EWR TSA Project at this time.   The Port Authority agrees that it shall not agree to an allocation or reallocation of the Total TSA Funding such that less than Eighty Million Dollars and No Cents ($80,000,000.00) would be available to Lessee for the TSA’s portion of the Allowable Costs hereunder, unless the Port Authority and the Lessee, acting reasonably, agree, in writing, that such funds would not be required to complete the Project.

(b)            In accordance with and pursuant to the provisions of Paragraph 18 of this Agreement, and provided that the Cost of the Work, as hereinafter defined in Paragraph 17, below, performed by the Lessee is in excess of Two Hundred Fifty Thousand Dollars and No Cents ($250,000.00) (“the Invoice Threshold Amount”) during one or more months, the Lessee hereby agrees and acknowledges that it shall have the right to submit with respect to such Work,  Invoices, as defined in subparagraph (a) of said Paragraph 18, for each month (or combination of months) for which the amount of such Work exceeds the Invoice Threshold Amount; provided, however, with respect to the last Invoice for the Work, the Invoice Threshold Amount shall not apply and the Lessee’s last Invoice for the Work may be less than the Invoice Threshold Amount.

(c)            When a portion of the Work for which the Lessee is submitting an Invoice, as defined in said Paragraph 18(a), has been completed, the Lessee shall deliver to the Port Authority the  Invoice, as hereinafter defined in Paragraph 18(a), to such effect signed by an authorized officer of the Lessee and also signed by the Lessee’s licensed architect or engineer certifying that each such portion of the Work has been performed substantially in accordance with the approved Tenant Alteration Application(s) and the approved plans and specifications, data and materials forming a part thereof, and the Design Documents.  Within 30  days after the Port Authority’s receipt of an invoice,  each such portion of the Work will be inspected by the Port Authority and if the same has been completed as certified by the Lessee and the Lessee's licensed architect or engineer, as aforesaid, an invoice to such effect shall be delivered to the TSA by the Port Authority subject to the condition that, as between the Port Authority and the Lessee, all risks thereafter with respect to each such portion of the Work and any liability therefor for negligence or other reason shall be borne by the Lessee, as herein provided.

(d)            When the final Invoice has been submitted by the Lessee, the Project shall be deemed complete only upon the successful completion of the TSA EDS systems test conducted by the TSA under Article VII of the MOA, and acceptance of the TSA in accordance therewith.

14.            Without limiting Paragraph 15 hereof or any other term or provision of this Agreement or of the Terminal C Lease or the MOA, the Lessee hereby expressly acknowledges and agrees:

(a)            that the total maximum of the costs of the Work eligible for reimbursement to the Lessee under the MOA for federal funds is that amount equivalent to the Project Reimbursement Amount, as hereinafter defined, paid to the Port Authority by the TSA for Work accepted by the TSA pursuant to Articles IV and IX of the MOA, all of which shall be computed based on the eligibility of the project costs as set forth in Article IV of the MOA and Paragraph 16 hereof; that said amount includes the costs of acquisition, delivery and installation of a Checked Baggage Inspection System (“CBIS”) in Terminal C and/or modifications to existing CBISs as well as the items listed in Article III (2) of the MOA that the TSA will not be responsible for under the MOA. The TSA has agreed to reimburse the Port Authority ninety percent (90%)  of the actual allowable, allocable and reasonable costs of the Work incurred by the Lessee in the performance and completion of the Work, including the cost of all necessary design, supervision and construction management associated therewith, (the “Project Reimbursement Amount”) but such Project Reimbursement Amount shall not exceed the eligible cost of the TSA’s Performance Guidelines and Design Standards, as reviewed and approved by the TSA.   The determination of allowable and allocable costs will be made by the TSA in accordance with the Common Rule and 49 CFR Part 18, and that the TSA will determine the costs that will be eligible for reimbursement in accordance with the Common Rule and 49 CFR Part 18; that the TSA will reimburse the Port Authority on an actual expense basis supported by one or more invoices submitted by the Port Authority in accordance with the MOA; that all costs in excess of the Project Reimbursement Amount as well as any costs that do not comply with the Common Rule, shall not be borne by the TSA, unless otherwise agreed by the TSA in a modification to the MOA in accordance with Article XII; and that should the TSA contributions of the total amount represent more than the Project Reimbursement Amount  the Port Authority will refund TSA the difference to achieve the Project Reimbursement Amount and to the extent such amount in excess of the Project Reimbursement Amount has been remitted to the Lessee by the Port Authority, the Lessee shall have the obligation to refund such difference to the Port Authority;

(b)            that the TSA will provide maintenance, repair, and refurbishment of EDS and ETD equipment throughout its life cycle at no cost to the Port Authority or the Lessee; that to the extent that equipment can no longer be used at the end of its life cycle, the TSA will provide for the removal and disposition of the equipment at no cost to the Port Authority or the Lessee, subject to the availability of funds; that the Lessee shall, subject  to the Agreement and the Terminal C Lease, have the obligation to provide full ingress and egress to the TSA and its contractors for the installation, operation, testing, maintenance, and repair of EDS and Explosives Trace Detection  (“ETD”) equipment at all times during the term of the letting under the Terminal C Lease;

(c)            that except for the EDS and ETD security equipment owned by the TSA and separately provided for use at the Airport (the “Security Equipment”), the City of Newark or the Port Authority, as applicable, shall own and have title to all personal property, improvements to real property, or other assets which are acquired under the MOA, subject to and in accordance with the provisions of the Terminal C Lease, and that it shall be the responsibility of the Lessee, pursuant to and in accordance with the provisions of this Supplemental Agreement and the Terminal C Lease, to operate, maintain, and if it becomes necessary, replace, such property to support the efficient use of the Security Equipment;

(d)            that title to the non-security equipment such as ancillary equipment or infrastructure that was purchased or reimbursed using Federal funds, or installed by the TSA, or its agents or contractors at the TSA’s expense, or by the Port Authority or its agents or contractors, or the Lessee or its agents or contractors, will vest in the City of Newark or the Port Authority, as applicable, upon acceptance in accordance with Article VII of the MOA, and Paragraph 13 of this Agreement, subject to and in accordance with the provisions of the Terminal C Lease;

(e)            that except for the responsibilities of the TSA as outlined in Article V(A) of the MOA, the Project will be managed by the Lessee, who will oversee, perform and complete the Work, including, but not limited to, the responsibilities outlined in Article V(B) of the MOA as they relate to the Project, subject to the provisions of the MOA, the Terminal C Lease and of this Supplemental Agreement;

(f)             that the Lessee shall have the obligation to use its commercially reasonable efforts to have the Work completed within the prescribed costs and schedule contained in the  MOA.

15.            Without limiting any term or provision hereof, it is expressly understood and agreed that certain obligations, duties, requirements, and responsibilities recited, stated or otherwise described or deemed to be included in the MOA are incorporated herein as obligations, duties, requirements and responsibilities of the Lessee under this Supplemental Agreement, and the Lessee hereby accepts and agrees to the same, including but not limited to the following: the obligation to perform the obligations set forth in Article V(B) of the MOA; the obligation to refund to the Port Authority the amount of any and all payments required by the TSA to be refunded to the TSA by the Port Authority pursuant Article IX of the MOA; the obligation to comply with the audit and record-keeping provisions of Article X of the MOA; the obligation under Article VIII of the MOA to contact the TSA Contracting Officer immediately in the event the Lessee receives, or the Port Authority advises the Lessee that the Port Authority has received, any communication which it interprets as a direction to change the work addressed by the MOA, or to incur costs not covered by funding obligated at that time and to refrain from taking any action as a result of that communication as described in said Article VIII of the MOA; and the obligation pursuant to Article VIII A of the MOA to inform the TSA “Contracting Officer” (as named in the MOA) in the event the Contracting Officer Technical Representative (the “COTR” as defined in the MOA) takes any action which is interpreted by the Lessee, or which the Port Authority has advised the Lessee that the Port Authority has interpreted, as a change in scope or liability of the Port Authority or the TSA.

The foregoing references to specific sections or provisions of the MOA shall not limit, or be construed as limiting, the obligations, duties, responsibilities and liabilities of the Lessee under this Supplemental  Agreement or the Terminal C Lease.

16.            As used herein the term “Allowable Costs” shall mean the sum of all Project Costs, as defined in Article IV of the MOA, allowable for reimbursement by the TSA under the MOA, (which Allowable Costs, will be determined by the TSA in accordance with the provisions of Article IV (D) of the MOA) and shall include those costs set forth in sub-paragraphs (a) through (c) below.  The form of payment application submitted by the Lessee to the Port Authority for payment shall be subject to the approval of both the Port Authority and the TSA. In the event the TSA provides an application form, such form will be provided to the Lessee.

(a)            Engineering costs (to include design, specifications, bid documents and contract documents) and construction supervision costs (to include project management) and Port Authority Letter of Intent Administration Costs (hereinafter collectively “Project Soft Costs”) and which shall not exceed 16% of the Project Costs, unless the TSA increases such ceiling for reimbursement of all Project Soft Costs, in which case, the Project Soft Costs shall not exceed such increased ceiling of the Project Soft Costs;

(b)            Design costs incurred on or after October 1, 2007;

(c)            EDS in-line checked baggage construction costs, which include, but shall not be limited to:

(i)             demolition (infrastructure or baggage system related, including demolition of the existing system)
(ii)            Baggage Handling System (“BHS”) infrastructure upgrades, platforms, catwalks located within the EDS screening matrix area;
(iii)           BHS: that portion located within the EDS screening matrix area, including redesign and upgrading of conveyors to support the integration of the screening matrix only;
(iv)           on-screen resolution (OSR) Room, Checked Baggage Resolution Area (CBRA);
(v)            acoustical treatment in OSR and CBRA;
(vi)           electrical infrastructure (cabling, control panels) and basic lighting fixtures for the CBIS, CBRA, and OSR:
(vii)          telephone systems/pager systems for the TSA, CBRA and OSR only;
(viii)         heating, ventilation, air conditioning (HVAC) environmental requirements for CBIS, OSR Room, CBRA and EDS Network equipment room.

(d)            Project costs not considered reimbursable under the MOA include:

(i)             employee break rooms, administrative office space and restrooms;
(ii)            aesthetic architecture enhancements;
(iii)           maintenance, repair parts or spare parts for Airport Terminal improvements include the baggage handling conveyor components installed under this Project;
(iv)           extended warranties beyond one (1) year;
(v)            maintenance of baggage conveyor system;
(vi)           profit or corporate G&A costs to the PANYNJ.
(viii)         costs incurred by the PANYNJ and/or designee, its contractors or agents to perform work not allocable with the TSA approved design or TSA’s Planning Guidelines and Design Standards for CBIS.

Notwithstanding anything contained in Paragraph 16(d) above or elsewhere in this Agreement to the contrary, the Port Authority shall not agree with the TSA or another party that costs which are not Allowable Costs hereunder (or costs similar to those listed in Paragraph16(d)) are reimbursable to a party with whom the Port Authority may enter into an agreement for the performance of the work related to any portion of the EWR TSA Project, the JFK TSA Project, or the LGA TSA Project, unless the Port Authority also agrees, at such time, to allow for such costs to be reimbursable to the Lessee under the terms of this Agreement, in which case such costs shall be considered Allowable Costs under this Agreement and deleted from Paragraph 16(d) above.  Further, if the Port Authority and the TSA agree that additional costs not listed in Paragraph 16(a)-(c) above are Allowable Costs, then such costs shall be reimbursable to the Lessee and considered “Allowable Costs” under this Agreement.

17.            It is specifically understood and agreed that notwithstanding anything to the contrary herein, all costs and expenses of the Work (the “Cost of the Work”) shall be borne fully and solely by the Lessee without reimbursement or payment by the Port Authority except to the extent federal funds have been paid to the Port Authority by the TSA and except to the extent provided for herein with respect to, and properly includable in, the Cost of the Work, and also subject to the limitations set forth in Paragraph 18 of this Supplemental Agreement, and Articles IV and IX of the MOA.

18.            Except as hereinafter provided in Paragraph 18(f), if, and only if, and to the extent the Port Authority receives payment from the TSA for the Work, or a portion or portions thereof, pursuant to Article IX of the MOA, the Port Authority shall reimburse the Lessee for the Cost of the Work for the applicable portion of the Work from the federal funds paid by TSA pursuant to the MOA in accordance with the following:

(a)            After completion of each portion the Work for which the Lessee is seeking reimbursement in excess of the Threshold Invoice Amount, the Lessee shall deliver to the Port Authority an invoice with respect to each such portion of the Work, and each such invoice shall be signed by a responsible fiscal officer of the Lessee, sworn to before a notary public and which shall set forth a representation by the Lessee that it will apply the reimbursement payment made by the Port Authority from the federal funds received by the Port Authority from the TSA only to the Cost of the Work applicable to that portion of the Work, and for no other purpose or purposes whatsoever, and shall contain and have attached thereto all of the invoices and other documentation and items required to be attached thereto as described in this Paragraph 18, and under Article IX of the MOA (each such invoice being hereinafter referred to as the “Invoice”).  In addition, and without limiting any other requirements of this Paragraph 18, each Invoice,

(i)             shall contain the Lessee’s certification as to each of the amounts, payments and expenses and costs contained therein and that the same constitute the final statement of the Cost of the Work with respect to the portion of the Work covered by such Invoice  in accordance with and as described and defined in Paragraph 12 above;

(ii)            shall also have attached thereto reproduction copies or duplicate originals of the invoices of the independent contractors of the Lessee for the Cost of the Work that has been incurred and paid by the Lessee, and for such invoices an acknowledgment by the said independent contractors of the receipt by them of such amounts and payments, and such invoices shall also conform with all of the requirements set forth in Article IXof the MOA;

(iii)           shall contain the Lessee's certification that the Work or portion of the Work for which payment is requested has been accomplished and that the amounts requested have been paid to the Lessee's contractors, and, subject to the concurrence of the Port Authority, that said work is in place and has a value of not less than the amount(s) requested to be paid to the Lessee by the Port Authority;

(iv)           shall set forth the total cumulative payments made by the Lessee as aforesaid from the commencement of the Work to the date of the Invoice;

(v)            shall set forth by itemization and reference to each contract, and cumulatively the amounts of retainage, if any with specific identification as to the applicable contract;

(vi)           shall contain the Lessee’s certification that the entire and complete Cost of the Work for the portion of the Work covered by such Invoice has been paid by the Lessee; that there are no outstanding liens, mortgages, conditional bills of sale, or other encumbrances of any kind with respect to the Work; and that to Lessee’s knowledge there are no unpaid claims of any kind whatsoever with respect thereto, except any unpaid claims being contested by the Lessee or its contractors in good faith and by appropriate proceedings.

(vii)          shall contain a certification by the Lessee that the portion of the Work covered by the Invoice has been performed and completed strictly in accordance with the terms of this Supplemental Agreement, the Terminal C Lease, the Tenant Alteration Applications and the MOA;

(viii)         shall have attached thereto accurate, readable and complete copies of all change estimates, change orders, extra work authorizations, design change authorizations, purchase orders in connection with the Work or portion of the Work, as applicable;

(ix)           shall have attached thereto true copies of any and all reports and schedules of any type submitted or kept, or required to be submitted or kept, by the Lessee or any contractor, architect, engineer or other consultant of the Lessee;

(x)            shall also contain such further information and documentation with respect to the Cost of the Work, as the TSA at any time and from time to time may require;

(xi)           shall have attached thereto true copies of the items described in subparagraph (b) below and required under the last sentence of subparagraph (b),

(xii)          only as it relates to Lessee’s last and final Invoice for the Work, shall contain the Lessee’s certification that the portion of the Work covered by the Invoice, together with the portions of the Work previously covered by all previous Invoices, have been successfully completed and accepted by the TSA pursuant to Article VII of the MOA, as applicable, and Paragraph 13 above and has been installed in accordance with the TSA Checked Baggage Inspection system Performance Criteria and technical specifications for the EDS baggage screening equipment;

(xiii)         shall contain the Lessee’s certification that the Invoice conforms with the Common Rule and 49 CFR Part 18; and

(xiv)         shall contain the Lessee’s certification and warranty that the Invoice is complete and proper for delivery by the Port Authority to TSA for purposes of payment by TSA to the Port Authority of federal funds under Article IX of the MOA, and that the Invoice is in accordance with all of the requirements and provisions of the MOA and all applicable governmental regulations.

(xv)          shall have attached thereto a duplicate set of "as built" drawings for the entire work, in accordance with Paragraph 10 above, when the portion of the Work covered by the final Invoice submitted by the Lessee has been successfully completed and accepted by the TSA and the Port Authority pursuant to Article VII of the MOA and Paragraph 10 above.

(b)            In addition to and without limiting any term or provision of the Terminal C Lease, it is hereby expressly agreed that the Port Authority shall have, and the Lessee hereby conveys to the Port Authority all rights, titles or interests of the Lessee in and to the full and unrestricted ownership, free and clear of any and all security interests, liens, or other encumbrances, and all proprietary rights and interests in and to all documents produced for the design and construction of the Work; and each and every portion thereof, including without limitation drawings and specifications, work product, and the like, (including such which are or are to become the property of any “Owner” named as such in such a contract or other agreements), upon any payment made hereunder or otherwise therefor, or upon such earlier time or times as may be provided under the applicable contract(s)or other agreement(s), by the Port Authority for any item of the Work or applicable portion thereof, and each contract, purchase order, consultant agreement, architectural agreement, or any other type of agreement entered into by or on behalf of the Lessee for the Work, or of any portion thereof, shall reflect and or provide for the foregoing, except for any contract, purchase order, consultant agreement, architectural agreement, or any other type of agreement entered into by or on behalf of the Lessee for the Work, prior to the date of this Supplemental Agreement.  It is further hereby expressly agreed that if the applicable contract or other agreement gives to the Lessee any such rights of ownership that the same shall be deemed given to the Port Authority automatically without the requirement for any execution of any further documentation.  The Lessee shall and hereby agrees, without limiting the foregoing, to execute any and all documents which may be required by the Port Authority to transfer or evidence such ownership and proprietary rights of the Port Authority.

(c)            In addition to and without limiting the foregoing, and in addition to  any and all other information required to be submitted pursuant to Section 2, as applicable, and to Section 23 of the Terminal C Lease, as herein amended, the Lessee shall immediately furnish to the Port Authority information concerning budget, costs, costs estimates, timing and scheduling of construction of the Work and each portion of the Work (and any other information concerning the Work or any Invoice given in respect thereof), as may be reasonably requested by the Port Authority at any time and from time to time with respect to the Cost of the Work, including, but not limited to, the following:

(i)             Reports of the construction manager hired by the Lessee and reports of the Lessee's architect, which reports must contain reports as to activity conducted in connection with the Work on a continuing basis from the commencement of the Work to the date of submission;

(ii)            A certification signed by the Lessee's licensed architects or licensed professional engineers that each portion of the Work is in compliance with the plans and specifications therefor as approved by the TSA and the Port Authority;

(iii)           Accurate, readable and complete copies of all change estimates, change orders, extra work authorizations, design change authorizations, and purchase orders in connection with the Work,

(iv)           True copies of any and all reports and schedules of any type submitted or kept, or required to be submitted or kept, by the Lessee or any contractor, architect, engineer or other consultant of the Lessee; and

(v)            True copies of any and all of the items described in and required under subparagraph (c) above.

(d)            (i)            Within thirty (30) days after the delivery by the Lessee to the Port Authority of a duly and properly submitted Invoice, provided that such Invoice is complete and proper in form and content for submission to TSA in accordance with Article IX of the MOA the Port Authority will use commercially reasonable efforts to submit the Invoice to TSA, accompanied by the appropriate Port Authority invoices based on the Invoice pursuant to the MOA, and with respect to the final Invoice, together with the “as built” drawings and documentation to be provided by the Lessee.  In the event the Port Authority determines that the Invoice is not in form and content complete or proper for delivery to TSA, the Port Authority shall promptly so notify the Lessee.

(ii)            Within thirty (30) days) after the Port Authority has received payment from TSA of federal funds for the portion of the Work covered by the Invoice  pursuant to Article IX of the MOA, the Port Authority will make payment to the Lessee of the amounts paid by the Lessee for the Cost of the Work as certified in, and for the portion of the Work covered by, such Invoice, subject to the limitations stated in Article IX of the MOA including, but not limited to the  retainage by the TSA of Ten Percent (10%) of each Invoice submitted by the Lessee until the baggage screening system has successfully passed the TSA EDS systems test and defects, if any, have been corrected, as set forth in Article VII of the MOA, and including, but not limited to, the limitations and conditions set forth in subparagraphs (a) through (c) above, in this subparagraph (d), and subparagraphs (e) and (f) below (each such amount for each portion of the Work for which an Invoice is submitted, the “Reimbursement Amount”).  It is understood that in the event the Port Authority receives any notice or instruction from the TSA directing against all or a portion of a payment to the Lessee, the Port Authority shall not make all or a portion, as applicable, of such payment to the Lessee, of the Cost of the Work.  For the avoidance of doubt, only the TSA shall withhold retainage in respect of the Invoices; provided, however, nothing contained herein shall preclude the Lessee from withholding retainage from its contractor(s).

(iii)           It is hereby agreed and understood that in paying the Reimbursement Amount the Port Authority shall be relying on the truth and accuracy of each of the Invoices and the Lessee’s certifications and representations therein.  No such payment by the Port Authority of the Reimbursement Amount shall constitute any waiver of claims or release by the Port Authority against the Lessee or any of its contractors, subcontractors, architects or others, nor any waiver of the Port Authority’s rights of audit and inspection, nor any waiver of any other rights or remedies, legal or equitable, of the Port Authority.

(e)            (i)            Notwithstanding anything to the contrary contained herein, in the event the Lessee shall be in default under any term or provision of this Supplemental Agreement with respect to the Project, the Port Authority shall have the right, in its discretion, which shall not be exercised in an arbitrary or capricious manner, to withhold payment to the Lessee until such default is fully cured to the satisfaction of the Port Authority, unless such withholding is prohibited by federal law or by the TSA, in which case the Port Authority shall not exercise such right to withhold; provided, that, if the amount to be withheld is associated with the default, such amount shall be based on a good faith estimate by the Port Authority of its exposure resulting from such default; provided, further, no payment or withholding of a payment shall be or be deemed to have waived any rights of the Port Authority with respect to the termination of the Terminal C Lease or to a default by the Lessee under any term or provision thereof or to the withholding or payment of future payments.

(ii)            In addition to and without limiting the foregoing provisions and without limiting or impairing or waiving any other right or remedy of the Port Authority under this Supplemental Agreement or the Terminal C Lease, or otherwise, the Port Authority shall have the right, in its discretion, which shall not be exercised in an arbitrary or capricious manner, to withhold from the Reimbursement Amount the amounts of any or all items contained in the Invoice in any one or more of the following events or upon any of the following bases relating to the Work (it being agreed, however, that the amount of any such withholding shall be estimated in good faith by the Port Authority to be the exposure to the Port Authority associated with such item or items and that any amount withheld shall be released to the Lessee when such item or items have been resolved to the satisfaction of the Port Authority, which determination shall not be exercised in an arbitrary or capricious manner), and the Port Authority shall notify the Lessee of the same and the basis therefor:

(1)            Any contractor or other person included or covered by the Invoice is in default or under a notice of termination with respect to its contract or agreement, or has not complied with all of the applicable terms or provision of its contract or agreement;

(2)            The Invoice, or any of the certifications and documentation and other items required to be contained therein, attached thereto or submitted therewith is not in accord with the terms of this Supplemental Agreement, the Terminal C Lease, or the applicable contract, or is not complete or is otherwise improper or inadequate, or the same fails to include or omits required items;

(3)            Inadequate or defective work or work not in accordance with this Supplemental Agreement, the Terminal C Lease or the approved Tenant Alteration Applications or the approved plans and specifications, or materials and equipment are not properly stored or protected;

(4)            Claims related to the Work made by the Port Authority, the TSA, the Government of the United States of America or a qui tam person (as defined in Paragraph 36(a)(2)(i) of this Supplemental Agreement) against a contractor included in such Invoice which are outstanding;

(5)            Failure of the Lessee to make payments to the contractor in connection with the Work;

(6)            Work not performed but which was included in the Invoice;

(7)            Any notice, claim or allegation made by any governmental authority of violation or non-compliance by the Lessee of any Environmental Requirements with respect to the Work or any portion thereof;

(8)            Materials or supplies delivered to Terminal C but not incorporated in the realty; and

(9)            Any contents of the Certificate not substantiated by any Port Authority inspection or audit (but the Port Authority shall have no obligation to conduct any such inspection or audit).

(f)            The entire obligation of the Port Authority under this Supplemental Agreement to reimburse the Lessee for the Cost of the Work is conditioned upon the payment to the Port Authority by TSA pursuant to the MOA of the Cost of the Work and conditioned upon the prior payment to the Port Authority of the Cost of the Work or portion of the Work  to be reimbursed, and shall be limited in amount to the actual amount received by the Port Authority from the TSA under Article IV of the MOA; and the total Reimbursement Amount for the Work and all portions of the Work shall not in any event exceed the Project Reimbursement Amount.  The said obligation of the Port Authority to pay each Reimbursement Amount and the Project Reimbursement Amount  to the Lessee is also expressly conditioned on the authorization by the Lessee, hereby given, to the Port Authority for the submission by the Port Authority to the TSA of each Invoice for purposes of payment by the TSA of federal funds for the Cost of the Work and as to each portion of the Work, and on the warranty by the Lessee to the Port Authority that each such Invoice is proper and complete for such purposes.  Notwithstanding anything to the contrary contained in this Agreement, other than with respect to the terms and conditions set forth in this Paragraph 18, the Port Authority shall not have any responsibility or liability to the Lessee or any other person, and the Lessee shall not have any claim against the Port Authority for any cost or expense of or relating to the Work, or any part thereof, or for any failure or refusal of the TSA to make payment for the Work or any part thereof, or any failure of the TSA to perform or complete the Project or any portion thereof. The Port Authority and the Lessee agree to work in good faith in the performance of their respective obligations under this Supplemental Agreement.

Without in any way limiting the foregoing, the Port Authority shall work cooperatively with the Lessee in connection with the payment by the TSA of the Reimbursement Amounts.  Further, the Port Authority shall not agree to an amendment to the MOA that would materially, adversely affect the Lessee’s Work or the TSA’s reimbursement obligation, as it relates to the Lessee’s Work, it being agreed that amendments to the MOA that affect projects other than the Project, are not covered by this provision..

Prior to exercising its right of termination under  Article XV of the MOA, the Port Authority hereby agrees that it shall resolve all disputes affecting the Lessee’s right to receive payments for the Project with the TSA pursuant to the dispute resolution provision set forth in Article XIV of the MOA. If a dispute between the TSA and the Port Authority can not be resolved through such negotiations, the Port Authority shall, immediately upon conclusion of such negotiations, submit the dispute to the Office of Dispute Resolution for Acquisition (“ODRA”).  Following the final decision by ODRA, and, if the Lessee so requests, the Port Authority shall submit such final agency action to judicial review in accordance with 49 U.S.C. 46110.  The Lessee hereby agrees to pay the Port Authority’s reasonable out-of pocket expenses for such judicial review, including the reasonable costs for the Port Authority’s attorneys and outside counsel, as appropriate.    The Port Authority shall not terminate the MOA during the pendency of the proceedings described in this subparagraph. In the event, upon the conclusion of such proceedings, the Port Authority shall elect to terminate the MOA, pursuant to Article XV of the MOA, the Port Authority shall provide the Lessee no less than ninety (90) days’ prior written notice of its intent to terminate the MOA for cause.

Without limiting the other provisions of this Section 18(f), if the MOA is terminated for any reason prior to the completion of the Project, or the Lessee and the Port Authority, together, reasonably expect that sufficient federal funding would not be available for completion of the Project, then at the Lessee’s option, the Lessee may cease the performance of the Work, or proceed with the Work at Lessee’s sole risk, cost and expense.  In the event that the Lessee elects to cease the performance of the Work, the Lessee shall:  (i) take such steps in winding down the Work as may be required by the MOA, to ensure that the Work already in place, as well as any areas affected by such Work, shall not be left in a condition unsafe so that there is possibility of injury or damage to life or property, and (ii) have the option to: (x) continue in occupancy of the Additional Premises, subject to the approval of the Port Authority for any new or additional use of said premises, or (y) enter into a surrender agreement, reasonably acceptable to the Lessee and the Port Authority, pursuant to which the Lessee shall surrender the Additional Premises  to the Port Authority, and in such case, the Lessee shall have the right, at its option, to remove all improvements made to the Additional Premises or surrender the Additional Premises with improvements constructed thereon.  If the Lessee elects to remove the improvements made to the Additional Premises prior to surrendering the Additional Premises, the Port Authority shall not be responsible for the cost of removal of any improvements made by the Lessee at the Additional Premises.  Further, the Port Authority shall not be responsible for any costs associated with winding down the Work.

If the Lessee chooses to proceed with the Work, as provided above, it shall notify the TSA of its intention to do so, and seek the TSA’s approval, if so required, to proceed with the Work. In such case, unless otherwise directed by the TSA, the Lessee shall continue to perform the Work in accordance with the requirements set forth herein as well as with the terms and conditions of the MOA   The Port Authority shall have no further responsibilities to the Lessee in connection with the payment by the TSA of Reimbursement Amounts to the Lessee, if any, or otherwise.

(g)            The foregoing provisions with respect to submissions by the Port Authority to the TSA shall extend and apply only to Invoices submitted to the Port Authority by the Lessee prior to any expiration or termination of the Terminal C Lease.

19.            In addition to and without limiting any other right or remedy of the Port Authority or of TSA under this Supplemental Agreement, the Terminal C Lease, the MOA or otherwise, the Port Authority shall have the right by its agents, employees and representatives to audit and inspect during regular business hours after the submission of each Invoice called for in Paragraph 18 hereof, the books and records and other data of the Lessee relating to the Cost of the Work, as aforesaid, or any portion thereof, and any and all invoices covering or relating to the Work or any portion thereof and the actual, original cancelled checks of the Lessee, or microfiche copies (front and back) of said cancelled checks as supplied to the Lessee by the drawee bank(s) covering the Work or any portion thereof or any invoice or invoices with respect thereto; it being specifically understood that the Port Authority shall not be bound by any prior audit or inspection conducted by it or the TSA.  The Lessee agrees to keep such books, records and other data within the Port of New York District, or, on the condition that the Lessee shall pay to the Port Authority all travel costs and expenses as determined by the Port Authority for the Port Authority auditors and other representatives in connection with any audit at locations outside the Port of New York District, the Lessee may maintain said records and books and make them available to the Port Authority at the Lessee’s principal office, which currently is located at 1600 Smith Street, Department HQS VP Houston, Texas 77002.  The Lessee shall not be required to maintain any such books, records and other data for more than seven (7) years after it has delivered the Invoice called for under subparagraph (c) above; unless they are material to litigation initiated within that time, in which event they shall be preserved until the final determination of the controversy.

20.            If the Lessee has included in any portion of the Cost of the Work any item as having been incurred, but which in the opinion of the Port Authority, which opinion shall not be exercised in a capricious or arbitrary manner, was not so incurred, or which in the opinion of the Port Authority, which opinion shall not be exercised in a capricious or arbitrary manner,  if so incurred is not an item properly chargeable to such element of cost under sound accounting practice or to the Cost of the Work, or does not represent an appropriate division of the costs of a particular contract which are required to be designated according to time of performance or delivery, and the parties have been unable to resolve their differences within ninety (90) days after Port Authority gave its notice objecting to the same, the Port Authority's decision as to the nature of the item of construction cost shall be final.  The Port Authority hereby agrees that it shall not act in an arbitrary or capricious manner when rendering its final decision with respect to such unresolved differences.

21.            (a)           In the event that a Port Authority audit, or an audit by the TSA or any agency of the Government of the United States of America, shall disclose that amounts paid by the Port Authority exceed the Cost of the Work, or are otherwise improper or not in accord with the MOA or this Supplemental Agreement, based upon certificates or otherwise, then, upon ten (10) days demand, the Lessee shall immediately pay to the Port Authority an amount equal to the excess amount paid by the Port Authority; and from and after the date of such payment to the Port Authority the Reimbursement Amount shall be reduced by the amount of such payment.  The foregoing shall not be or be deemed to be any limitation, impairment or waiver of any other right or remedy of the Port Authority under this Supplemental Agreement, the Terminal C Lease, the MOA or otherwise.

(b)            In the event that a Port Authority audit, or an audit by the TSA or any agency of the Government of the United States of America, shall disclose that the Lessee has expended in the Cost of the Work under Paragraph 16 hereof amounts which total less than the amounts that the Lessee has been paid hereunder, then, upon demand of the Port Authority, the Lessee shall immediately pay to the Port Authority an amount equal to the difference between the amounts expended by the Lessee as disclosed by the Port Authority audit, or an audit by the TSA or any agency of the Government of the United States, as the case may be, and the amount previously paid hereunder to the Lessee, less any such amount, or portion thereof, which the Lessee shall have already repaid to the Port Authority, and effective from and after such date of repayment the Project Reimbursement Amount shall be reduced by the amount of such repayment.

22.            It is hereby understood and agreed that nothing herein shall or shall be deemed to be for the benefit of any contractor of the Lessee, or any other person or entity not a signatory to this Supplemental Agreement.

23.            No Commissioner, director, officer, agent or employee of either party shall be charged personally or be held contractually liable by or to the other party under any term or provision of this Supplemental Agreement or because of any breach thereof or because of its or their execution or attempted execution.

24.            (a)           (i)            In addition to its obligations under Paragraph 6, hereof, the Lessee in its own name as insured and also including the Port Authority as an additional insured including without limitation for premises-operations and products-completed operations, shall procure and maintain Commercial General Liability insurance including coverage for  premises operations, products completed operations, independent contractors, explosion, collapse and underground property damage, with a broad form property damage endorsement, and with said insurance to contain a contractual liability endorsement covering the risks set forth in Paragraph 6 hereof.  The Commercial General Liability Insurance policy shall have a limit of not less than $10,000,000 combined single limit per occurrence for bodily injury liability and property damage liability.  The Lessee may provide such insurance by requiring each contractor engaged by it for the Work to procure and maintain such insurance including such contractual liability endorsement, said insurance, whether procured by the Lessee or by a contractor engaged by it as aforesaid, not to contain any care, custody or control exclusions, and not to contain any exclusion for bodily injury to or sickness, disease or death of any employee of the Lessee or of any of its contractors which would conflict with or in any way impair coverage under the contractual liability endorsement. The said policy or policies of insurance shall not be limited to the obligations of the Lessee and of its contractors pursuant to Paragraph 6 of this Supplemental Agreement but shall cover all claims and demands, just or unjust, of third parties (including employees, officers and agents of the Port Authority) arising or alleged to arise out of or in connection with the performance of the Work or based upon any of the risks assumed by the Lessee in this Supplemental Agreement or any breach of this Supplemental Agreement by the Lessee and for the defense of all such claims and demands.

(ii)            The Lessee, or its contractors, shall procure and maintain Commercial Automobile Liability Insurance covering owned, non-owned and hired vehicles, in limits not less than $2,000,000 combined single limit per accident for death, bodily injury and property damage.

(iii)           Without limiting the provisions hereof, in the event the Lessee maintains, or its contractors maintain, the foregoing insurance in limits greater than aforesaid, the Port Authority shall be included therein as an additional  insured to the full extent of all such insurance in accordance with all the terms and provisions hereof.

(b)            In addition to the foregoing, the Lessee shall procure and maintain Worker's Compensation and Employer's Liability Insurance as required by law.

(c)            The insurance required hereunder shall be maintained in effect during the performance of the proposed Work.  A certified copy of each of the policies or a certificate or certificates evidencing the existence thereof, or binders, shall be delivered to the Port Authority upon the execution of this Supplemental Agreement by the Lessee and delivery thereof to the Port Authority.  In the event any binder is delivered it shall be replaced within thirty (30) days by a certified copy of the policy or a certificate.  Each such copy or certificate shall contain a valid provision or endorsement that the policy may not be cancelled or terminated, or changed or modified as it applies to the Port Authority, without giving thirty (30) days written advance notice thereof to the Port Authority.  Each such copy or certificate shall contain an additional endorsement providing that the insurance carrier shall not, without obtaining express advance permission from the General Counsel of the Port Authority, raise any defense involving in any way the jurisdiction of the tribunal over the person of the Port Authority, the immunity of the Port Authority, its Commissioners, officers, agents or employees, the governmental nature of the Port Authority or the provisions of any statutes respecting suits against the Port Authority.  The aforesaid insurance shall be written by a company or companies approved by the Port Authority, the Port Authority agreeing not to withhold its approval unreasonably.  If at any time any of the insurance policies shall be or become unsatisfactory to the Port Authority as to form or substance or if any of the carriers issuing such policies shall be or become unsatisfactory to the Port Authority, the Lessee shall promptly obtain a new and satisfactory policy in replacement, the Port Authority agreeing not to act unreasonably hereunder.

25.            Without limiting any term or provision hereof, the Lessee hereby acknowledges that portions of Terminal C upon which the Work is to be performed may involve active roadway areas and/or operations areas at the Airport, and, accordingly the Lessee in its performance of the Work shall at all times use its best efforts to complete the Work as quickly as possible and, further, shall use its best efforts and take all necessary precautions, including without limitation, compliance with all requirements, if any, of the applicable governmental authorities and all requirements of the Port Authority, to ensure the safety of operations on said areas to protect all persons and property at the Airport and to ensure that the Lessee and its contractors shall not disrupt or interfere with normal Airport operations.

26.            The Lessee, in its operations under this Supplemental Agreement and in the performance of the Work, shall not exacerbate the environmental condition of the Premises or the Airport or interfere with any environmental clean-up or remediation work being performed at the Premises whether by the Port Authority or others.  Performance by the Lessee of the Work and use by the Lessee of the EDS, the ETD and the CBIS shall be subject to the terms and conditions of this Supplemental Agreement and the Terminal C Lease, and without limiting the foregoing, in conformance with all Environmental Requirements.

27.            (a)           The Lessee shall be fully responsible, at its sole cost and expense and in accordance with all applicable Environmental Requirements, as hereinafter defined in Paragraph 34,  for the disposition of any Hazardous Substance in soils, waters or other material excavated or removed in the performance of the Work.

(b)            Title to any soil, dirt, sand, asbestos or other material on the Premises or the Airport removed or excavated by the Lessee during the course of the   Work shall vest in the Lessee upon the removal or excavation thereof and shall delivered and deposited by the Lessee at the Lessee's sole cost and expense to a location off the Airport in accordance with the terms and conditions of this Supplemental Agreement, the   Terminal C Lease and the MOA, and all applicable Environmental Requirements (including, if required, disposal of asbestos in a long-term disposal facility at the Lessee's sole cost and expense) and all in a manner reasonably satisfactory to the Port Authority.

(c)            In the event any Hazardous Substance is discovered in the performance of the Work, the Lessee in reporting such Hazardous Substance shall direct such report to the attention of such individual at the subject governmental authority as the General Manager of the Airport shall require in order to assure consistency in the environmental management of the Airport, provided, however, notwithstanding the foregoing in no event shall the Lessee be required by this subparagraph (c) to violate any Environmental Requirement.

(d)            Promptly upon final disposition of any Hazardous Substance in the performance of the Work, the Lessee shall submit to the Port Authority a "Certification of Final Disposal" stating the type and amount of material disposed, the method of disposal and the owner and location of the disposal facility.  The format of such certification shall follow the requirements, if any, of governmental agencies having jurisdiction as if the Port Authority were a private organization and the name of the Port Authority shall not appear on any certificate or other document as a generator or owner of such material.

28.            The Lessee shall not dispose of, release or discharge nor permit anyone to dispose of, release or discharge any Hazardous Substance on the Premises or at Airport in connection with its operations under this Supplemental Agreement or in the performance of the   Work.  Any Hazardous Substance disposed of, released or discharged by the Lessee or permitted by the Lessee to be disposed of, released or discharged at the Premises or at the Airport in connection with its operations under this Supplemental Agreement or in the performance of the Work shall be completely removed and/or remediated by the Lessee by methods and procedures satisfactory to and approved by the Port Authority.

29.            In the performance of the Work the Lessee shall not employ any contractor nor shall the Lessee or any of its contractors employ any persons or use or have any equipment or materials or allow any condition to exist if any such shall or, in the opinion of the Port Authority, may cause or be conducive to any labor troubles at the Airport which interfere, or in the opinion of the Port Authority are likely to interfere with the operations of others at the Airport or with the progress of other construction work thereat.  The determinations of the Port Authority shall be conclusive to the Lessee.  Upon notice from the Port Authority, the Lessee shall immediately remove such contractor or withdraw or cause its contractors to withdraw from the Airport, the persons, equipment or materials specified in the notice and replace them with unobjectionable contractors, persons, equipment and materials and the Lessee shall or shall cause its contractor to immediately rectify any condition specified in the notice.

30.            The Lessee shall, if requested by the Port Authority, take all reasonable measures to prevent erosion of the soil and the blowing of sand during the performance of the Work, including but not limited to the fencing of the area where the Work is performed or portions thereof or other areas and the covering of open areas with asphaltic emulsion or similar materials as Port Authority may direct.

31.            In connection with the performance of the Work, the Lessee shall be responsible for identifying the location of all utilities and shall prior to the commencement of any of the Work coordinate the Work with the Location of Subsurface Utilities toll free information service (1-800-272-1000) and ascertain the location of underground utilities, if any, at the Premises.  The Lessee shall provide the Port Authority with the written evidence of such coordination.

32.            All notices, directions, requests, consents and approvals required to be given to or by either party shall be in writing, and all such notices shall be personally delivered to the duly designated officer or representative of such party or delivered to the office of such officer or representative during regular business hours, or forwarded to him or to the party at such address by certified or registered mail.  Until further notice, the Port Authority hereby designates its Executive Director and the Lessee designates its Senior Vice President, System Operations & Real Estate, Mr. Holden Shannon, as their respective representatives upon whom notices may be served, and the Port Authority designates its office at 225 Park Avenue South, New York City, New York 10003, and the Lessee designates its office at 1600 Smith Street, Department HQS- VP, Houston, Texas 77002, as their respective offices where notices may be served.  If mailed, the notices herein required to be served shall be deemed effective and served as of the date of the certified or registered mailing thereof.

33.            The Lessee agrees to provide the General Manager of the Airport with copies of all information, documentation, records, correspondence, notices, certifications, reports, test results and all other submissions provided by the Lessee to a governmental authority and by a governmental authority to the Lessee with respect to the Work and any Environmental Requirements pertaining to the Lessee' obligations under this Supplemental Agreement within five (5) business  days that the same are made available to or received by the Lessee.

For the purposes of this Supplemental Agreement, the following terms shall have the respective meanings provided below:

(a)            “Environmental Requirement” shall mean in the singular and “Environmental Requirements” shall mean in the plural all common law and all past, present and future laws, statutes, enactments, resolutions, regulations, rules, directives, ordinances, codes, licenses, permits, orders, memoranda of understanding and memoranda of agreement, guidances, approvals, plans, authorizations, concessions, franchises, requirements and similar items of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof, all pollution prevention programs, "best management practices plans", and other programs adopted and agreements made by the Port Authority (whether adopted or made with or without consideration or with or without compulsion), with any government agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof, and all judicial, administrative, voluntary and regulatory decrees, judgments, orders and agreements relating to the protection of human health or the environment, and in the event that there shall be more than one compliance standard, the standard for any of the foregoing to be that which requires the lowest level of a Hazardous Substance, the foregoing to include without limitation:

(i)             All requirements pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of Hazardous Substances into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, or the transfer of property on which Hazardous Substances exist; and

(ii)            All requirements pertaining to the protection from Hazardous Substances of the health and safety of employees or the public.

(b)            “General Manager of the Airport” shall mean the person or persons from time to time designated by the Port Authority to exercise the powers and functions vested in the said General Manager by this Supplemental Agreement; but until further notice from the Port Authority to the Lessee it shall mean the General Manager (or the temporary or acting General Manager) of the Airport for the time being, or his duly designated representative or representatives.

(c)            “Hazardous Substance” shall mean and include in the singular and “Hazardous Substances” shall mean and include in the plural any pollutant, contaminant, toxic or hazardous waste, dangerous substance, noxious substance, toxic substance, flammable, explosive or radioactive material, urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls (“PCBs”), radon, chemicals known to cause cancer, endocrine disruption or reproductive toxicity, petroleum and petroleum products, fractions, derivatives and constituents thereof, of any kind and in any form, including, but not limited to, oil, petroleum, fuel, fuel oil, sludge, crude oil, gasoline, kerosene, and mixtures of, or waste materials containing any of the foregoing, and other gases, chemicals, materials and substances which have been or in the future shall be declared to be hazardous or toxic, or the removal, containment or restriction of which have been or in the future shall be required, or the manufacture, preparation, production, generation, use, maintenance, treatment, storage, transfer, handling or ownership of which have or in the future shall be restricted, prohibited, regulated or penalized by any federal, state, county, or municipal or other local statute or law now or at any time hereafter in effect as amended or supplemented and by the regulations adopted and publications promulgated pursuant thereto.

35.            No entity shall be a third party beneficiary of this Supplemental Agreement.

36.            (a)           (1)           The Lessee hereby acknowledges and agrees that if any failure of the Lessee to comply with the terms, conditions and provisions of this Supplemental Agreement and its attachments results in a demand being made by the TSA or the Government of the United States of America arising out of or relating to the MOA or the Project, or claims made in connection therewith, for the Port Authority to make a payment to the TSA or the Government of the United States of America, as applicable, and if the Lessee thereafter fails, within ten (10)  days after the Lessee’s receipt of written notice from the Port Authority advising the Lessee of such demand made upon the Port Authority, to make payment to the Port Authority of the amount so demanded from the Port Authority by the TSA or the Government of the United States of America (except to the extent any such demand is retracted by the TSA or the Government of the United States, as applicable, within such ten (10) day period),  then such failure shall constitute a material breach of the Terminal C Lease, as herein amended thus giving rise to all of the Port Authority’s rights and remedies thereunder.

(2)            (i)             For the purposes of this Paragraph 36 and Paragraph 18(e)(ii)(4) of this Supplemental Agreement, the term “qui tam person” shall mean and include each “person” as described in 31 U.S.C.§ 3730 (b)(1) who may assert a claim or demand under and pursuant to the provisions of the Federal False Claims Act (31 U.S.C. §3729), or any successor or similar statute.

(ii)            The Lessee hereby acknowledges and agrees that if any failure of the Lessee to comply with the terms, conditions and provisions of this Supplemental  Agreement and its attachments results in a demand being made by any qui tam person arising out of or relating to the MOA or the Project, or claims made in connection therewith, for the Port Authority to make a payment to any qui tam person, and if the Lessee thereafter fails, within ten (10) days after the Lessee’s receipt of written notice from the Port Authority advising the Lessee of such demand made upon the Port Authority, to contest such demand through appropriate legal or other proceedings as determined by the Port Authority, subject to and in accordance with the provisions of subparagraphs (a)(2)(iii), (iv), (v) and (vi) of this Paragraph (except to the extent that the Lessee satisfies such demand or portion thereof by making payment to the Port Authority in respect thereof within such ten (10 day period), and if the Lessee so contests such demand, the Lessee shall, within such ten (10) day period, either, at the election of the Port Authority (x) deposit into escrow (on terms approved, and with the escrow agent designated, by the Port Authority) the amount of such demand, or (y) cause to be delivered to the Port Authority a clean irrevocable letter of credit in the amount of such demand pursuant to the terms set forth in the exhibit attached hereto and hereby made a part hereof as “Exhibit C,” to be held by the Port Authority until the final adjudication, settlement or other resolution of such demand, and to pay the amount of such demand in accordance with such final adjudication, settlement or other resolution, then such failure shall constitute a material breach of the Terminal C Lease,as herein amended,  thus giving rise to all of the Port Authority’s rights and remedies thereunder.

(iii)           Except as set forth in subparagraph (a)(2)(v) of this Paragraph, in the event the Lessee shall not have made payment to the Port Authority of the amount demanded from the Port Authority by any qui tam person, and elects to contest such a demand by a qui tam person in accordance with the provisions of subparagraph (a)(2)(ii) of this Paragraph, the Lessee shall at its own cost and expense contest each and every such demand by a qui tam person with counsel reasonably satisfactory to the Port Authority, and in contesting such a demand by a qui tam person, the Lessee shall not, without obtaining express advance permission from the General Counsel of the Port Authority, raise any defense involving in any way the jurisdiction of the tribunal over the person of the Port Authority, the immunity of the Port Authority, its Commissioners, officers, agents or employees, the governmental nature of the Port Authority or the provision of any statutes respecting suits against the Port Authority, provided, however, the Port Authority shall have the right at its election to either (x) participate in such contest or settlement with its own counsel and at its sole expense except as set forth in subparagraph (a)(2)(v) of this Paragraph, but the Lessee shall have the control of the contest, judgment and settlement or (y) upon notice to the Lessee relieve the Lessee from the obligation to contest such demand by a qui tam person and itself contest such demand at its sole cost and expense except as set forth in subparagraph (a)(2)(iv) of this Paragraph, and the settlement, judgment and satisfaction thereof shall be paid by the Lessee if the Lessee has consented to such settlement, judgment or satisfaction, which consent of the Lessee will not be unreasonably withheld.

(iv)           In the event the Lessee shall not have made payment to the Port Authority of the amount demanded from the Port Authority by any qui tam person, and having elected to contest such a demand by a qui tam person in accordance with the provisions of subparagraph (a)(2)(ii) of this Paragraph shall not have commenced to contest such a demand by a qui tam person (including without limitation any defense provided by the Lessee's insurer, contractor or subcontractor) within a reasonable time period after receipt by the Lessee of notice of such demand so as to allow the Port Authority the opportunity and sufficient time to contest such a demand in a timely manner, or if the Lessee, one of its contractors or subcontractors or its insurer shall not use a counsel that is reasonably satisfactory to the Port Authority in contesting such a demand, then upon notice to the Lessee the Port Authority may contest such demand at the sole cost and expense of the Lessee.

(v)            In the event the Lessee shall not have made payment to the Port Authority of the amount demanded from the Port Authority by any qui tam person, and shall have elected to contest such a demand by a qui tam person in accordance with the provisions of subparagraph (a)(2)(ii) of this Paragraph, the Port Authority and the Lessee will reasonably cooperate with each other in contesting such a demand by a qui tam person pursuant to the provisions set forth in subparagraph (a)(2) of this Paragraph.

(vi)           In the event that the Lessee (including any of its insurance carriers, contractors or subcontractors involved in contesting a demand by a qui tam person) has a conflict of interest with the Port Authority or a defense by the Lessee (including without limitation a defense by the Lessee's insurer, contractor or subcontractor) that adversely affects the interests of the Port Authority, then the Lessee shall provide or cause to be provided separate counsel approved by the Port Authority to contest such a demand.

(3)            Any payments made to the Port Authority by the Lessee as contemplated by this Paragraph 36(a) (or pursuant to the applicable provisions of Paragraphs 10(a) or 11 hereof) shall, be paid over by the Port Authority to the TSA, the Government of the United States, or any qui tam person, as applicable, unless the Port Authority has previously paid said amount to the TSA, the Government of the United States, or any qui tam person, as applicable, in which case the Port Authority shall retain such payment (and if any rebates of an  y such payment are later made by the TSA, the Government of the United States of America, or any qui tam person to the Port Authority, then the amount of any such rebate shall be paid by the Port Authority to the Lessee, unless the Port Authority has previously paid said amount to the Lessee, in which case the Port Authority shall retain such rebate).

(b)            The Lessee hereby acknowledges and agrees that if any failure of the Lessee to comply with the terms, conditions and provisions of this Supplemental Agreement and its attachments results in a demand being made by the TSA or the Government of the United States of America or any qui tam person arising out of or relating to the MOA or the Project, or claims made in connection thereto, for the Port Authority to perform an obligation arising out of the MOA or the Project (other than a demand to make a payment covered by the provisions of subparagraph (a) of this Paragraph 36), and if the Lessee thereafter fails, within ten (10) days after the Lessee’s receipt of written notice from the Port Authority advising the Lessee of such demand made upon the Port Authority, to commence such performance of such demand (and thereafter to continue diligently to perform such demand until such demand is finally resolved), then such failure shall constitute a material breach of the Terminal C Lease, as herein amended, thus giving rise to all of the Port Authority’s rights and remedies thereunder.

(c)            Nothing contained in this Supplemental Agreement, nor any termination of this Supplemental Agreement, shall release or relieve the Lessee from any of its duties, responsibilities or obligations under the Terminal C Lease and neither the foregoing nor anything in this Supplemental Agreement shall be deemed to limit, diminish, waive or impair the rights and remedies of the Port Authority, and the Port Authority shall have all rights and remedies, legal, equitable and otherwise, with respect to the Terminal C Lease and lease matters covered by this Supplemental Agreement, provided, however, and notwithstanding anything contained herein or in the Terminal C Lease to the contrary, without limiting Lessee’s obligation to perform the Work as provided herein, any failure of the Lessee to perform the Work as provided herein or to comply with the terms of this Supplemental Agreement with respect to the Work shall in no event be a breach of or under the Terminal C Lease, provided, however, that, in the event the Lessee shall fail to  pay any rental amounts due and owing to the Port Authority for  the Additional Premises within the time period required under Paragraph 4 of this Agreement,  the Port Authority shall be entitled to all of its rights and remedies under the Terminal C Lease for such  failure.

37.            Neither the Commissioners of the Port Authority nor any of them, nor any officer, agent or employee thereof, shall be charged personally by the TSA or the Lessee with any liability, or held liable to it under any term or provision of this Supplemental Agreement, or because of its execution or attempted execution or because of any breach thereof.

38.            This Supplemental Agreement constitutes the entire agreement of the parties on the subject matter hereof and may not be changed, modified, discharged or extended except by written instrument duly executed by the Lessee and the Port Authority. It is expressly agreed that any and all prior correspondence between or among the parties, or any of them, covering the Work shall be deemed superseded by this Agreement except that all written requirements of the Port Authority given in connection therewith prior to the execution of this Supplemental Agreement shall continue in full force and effect.  The Lessee agrees that no representations or warranties shall be binding upon the Port Authority unless expressed in writing in this Supplemental Agreement.

IN WITNESS WHEREOF, the parties hereto have executed these presents as of the date above written.

ATTEST:	THE PORT AUTHORITY OF NEW YORK
AND NEW JERSEY

By: /s/ David Kagan
Secretary
	Title:	Assistant Director, Business
Properties and Airport Development

ATTEST:	CONTINENTAL AIRLINES, INC.

By: /s/ Holden Shannon

Secretary	Title:	Systems Operation and Real Estate

SCHEDULE E

AFFIRMATIVE ACTION-EQUAL OPPORTUNITY---MINORITY BUSINESS ENTERPRISES ---WOMEN-OWNED BUSINESS ENTERPRISES REQUIREMENTS

Part I.	Affirmative Action Guidelines - Equal Employment Opportunity

I.              As a matter of policy the Port Authority hereby requires the Lessee and the Lessee shall require the Contractor, as hereinafter defined, to comply with the provisions set forth hereinafter in this Schedule E and in Paragraph 8 of the attached Agreement (herein called the "Agreement") between the Port Authority and Continental Airlines, Inc. (herein and in the Lease called the "Lessee").  The provisions set forth in this Part I are similar to the conditions for bidding on federal government contract adopted by the Office of Federal Contract Compliance and effective May 8, 1978.

 The Lessee as well as each bidder, contractor and subcontractor of the Lessee and each subcontractor of a contractor at any tier of construction (herein collectively referred to as "the Contractor") must fully comply with the following conditions set forth herein as to each construction trade to be used on the construction work or any portion thereof (said conditions being herein called "Bid Conditions").  The Lessee hereby commits itself to the goals for minority and female utilization set forth below and all other requirements, terms and conditions of the Bid Conditions.  The Lessee shall likewise require the Contractor to commit itself to the said goals for minority and female utilization set forth below and all other requirements, terms and conditions of the Bid Conditions by submitting a properly signed bid.

II.             The Lessee and the Contractor shall each appoint an executive of its company to assume the responsibility for the implementation of the requirements, terms and conditions of the following Bid Conditions:

(a)            The goals for minority and female participation expressed in percentage terms for the Contractor's aggregate workforce in each trade on all construction work are as follows:

(1)	Minority participation
	Minority, except laborers	30%
	Minority, laborers	40%

(2)	Female participation
	Female, except laborers	6.9%
	Female, laborers	6.9%

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These goals are applicable to all the Contractor's construction work performed in and for the Premises.

The Contractor's specific affirmative action obligations required herein of minority and female employment and training must be substantially uniform throughout the length of the contract, and in each trade, and the Contractor shall make good faith efforts to employ minorities and women evenly on each of its projects.  The transfer of minority or female employees or trainees from contractor to contractor or from project to project for the sole purpose of meeting the Contractor's goals shall be a violation of the contract.  Compliance with the goals will be measured against the total work hours performed.

(b)            The Contractor shall provide written notification to the Lessee and the Lessee shall provide written notification to the Manager of the Office of Business and Job Opportunity of the Port Authority within 10 working days of award of any construction subcontract in excess of $10,000 at any tier for construction work.  The notification shall list the name, address and telephone number of the subcontractor; employer identification number; estimated starting and completion dates of the subcontract; and the geographical area in which the subcontract is to be performed.

(c)            As used in these specifications:

(1)            "Employer identification number" means the Federal Social Security number used on the Employer's Quarterly Federal Tax Return, U.S. Treasury Department Form 941:

(2)            "Minority" includes:

(i)             Black (all persons having origins in any of the Black African racial groups not of Hispanic origin);

(ii)            Hispanic (all persons of Mexican, Puerto Rican, Dominican, Cuban, Central or South American culture or origin, regardless of race);

(iii)           Asian and Pacific Islander (all persons having origins in any of the original peoples of the Far East, Southeast Asia, the Indian Subcontinent, or the Pacific Islands); and

(iv)           American Indian or Alaskan Native (all persons having origins in any of the original peoples of North America and maintaining identifiable tribal affiliations through membership and participation or community identification).

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(d)            Whenever the Contractor, or any subcontractor at any tier, subcontracts a portion of the construction work involving any construction trade, it shall physically include in each subcontract in excess of $10,000 those provisions which include the applicable goals for minority and female participation.

(e)            The Contractor shall implement the specific affirmative action standards provided in subparagraphs (1) through (16) of Paragraph (h) hereof.  The goals set forth above are expressed as percentages of the total hours of employment and training of minority and female utilization the Contractor should reasonably be able to achieve in each construction trade in which it has employees in the premises.  The Contractor is expected to make substantially uniform progress toward its goals in each craft during the period specified.

(f)             Neither the provisions of any collective bargaining agreement, nor the failure by a union with whom the Contractor has a collective bargaining agreement, to refer either minorities or women shall excuse the Contractor's obligations hereunder.

(g)            In order for the nonworking training hours of apprentices and trainees to be counted in meeting the goals, such apprentices and trainees must be employed by the Contractor during the training period, and the Contractor must have made a commitment to employ the apprentices and trainees at the completion of their training subject to the availability of employment opportunities.  Trainees must be trained pursuant to training programs approved by the U.S. Department of Labor.

(h)            The Contractor shall take specific affirmative actions to ensure equal employment opportunity ("EEO").

The evaluation of the Contractor's compliance with these provisions shall be based upon its good faith efforts to achieve maximum results from its actions.  The Contractor shall document these efforts fully, and shall implement affirmative action steps at least as extensive as the following:

(1)            Ensure and maintain a working environment free of harassment, intimidation, and coercion at all sites, and in all facilities at which the Contractor's employees are assigned to work.  The Contractor, where possible, will assign two or more women to each phase of the construction project.  The Contractor, shall specifically ensure that all foremen, superintendents, and other supervisory personnel at the premises are aware of and carry out the Contractor's obligation to maintain such a working environment, with specific attention to minority or female individuals working at the premises.

(2)            Establish and maintain a current list of minority and female recruitment sources, provide written notification to minority and female recruitment sources and to community organizations when the Contractor or its unions have employment opportunities available, and maintain a record of the organizations' responses.

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(3)            Maintain a current file of the names, addresses and telephone number of each minority and female off-the-street applicant and minority or female referral from a union, a recruitment source or community organization and of what action was taken with respect to each such individual.  If such individual was sent to the union hiring hall for referral and was not referred back to the Contractor by union or, if referred, not employed by the Contractor, this shall be documented in the file with the reason therefor, along with whatever additional actions the Contractor may have taken.

(4)            Provide immediate written notification to the Lessee when the union or unions with which the Contractor has a collective bargaining agreement has not referred to the Contractor a minority person or woman sent by the Contractor, or when the Contractor has other information that the union referral process has impeded the Contractor's efforts to meet its obligations.

(5)            Develop on-the-job training opportunities and/or participate in training programs for the area which expressly include minorities and women, including upgrading programs and apprenticeship and training programs relevant to the Contractor's employment needs, especially those programs funded or approved by the Department of Labor.  The Contractor shall provide notice of these programs to the sources compiled under subparagraph (2) above.

(6)            Disseminate the Contractor's EEO Policy by providing notice of the policy to unions and training programs and requesting their cooperation in assisting the Contractor in meeting its EEO obligations; by including it in any policy manual and collective bargaining agreement; by publicizing it in the Contractor's newspaper, annual report, etc.; by specific review of the policy with all management personnel and with all minority and female employees at least once a year; and by posting the Contractor's EEO policy on bulletin boards accessible to all employees at each location where construction work is performed.

(7)            Review, at least every six months the Contractor's EEO policy and affirmative action obligations hereunder with all employees having any responsibility for hiring, assignment, layoff, termination or other employment decision including specific review of these items with on-premises supervisory personnel such as Superintendents, General Foremen, etc., prior to the initiation of construction work at the premises.  A written record shall be made and maintained identifying the time and place of these meetings, persons attending, subject matter discussed, and disposition of the subject matter.

(8)            Disseminate the Contractor's EEO policy externally by including it in any advertising in the news media, specifically including minority and female news media, and providing written notification to and discussing the Contractor's EEO policy with other Contractors and Subcontractors with whom the Contractor does or anticipates doing business.

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(9)            Direct its recruitment efforts, both oral and written, to minority, female and community organizations, to schools with minority and female students and to minority and female recruitment and training organizations and to State-certified minority referral agencies serving the Contractor's recruitment area and employment needs.  Not later than one month prior to the date for the acceptance of applications for apprenticeship or other training by any recruitment source, the Contractor shall send written notification to organizations such as the above, describing the openings, screening procedures, and tests to be used in the selection process.

(10)          Encourage present minority and female employees to recruit other minority persons and women and, where reasonable, provide after school, summer and vacation employment to minority and female youth both on the premises and in areas of a Contractor's workforce.

(11)          Tests and other selecting requirements shall comply with 41 CFR Part 60-3.

(12)          Conduct, at least every six months, an inventory and evaluation at least of all minority and female personnel for promotional opportunities and encourage these employees to seek or to prepare for, through appropriate training, etc., such opportunities.

(13)          Ensure that seniority practices, job classifications, work assignments and other personnel practices, do not have a discriminatory effect by continually monitoring all personnel and employment related activities to ensure that the EEO policy and the Contractor's obligations hereunder are being carried out.

(14)          Ensure that all facilities and company activities are nonsegregated except that separate or single-user toilet and necessary changing facilities shall be provided to assure privacy between the sexes.

(15)          Document and maintain a record of all solicitations of offers for subcontracts from minority and female construction contractors and suppliers, including circulation of solicitations to minority and female contractor associations and other business associations.

(16)          Conduct a review, at least every six months, of all supervisors' adherence to and performance under the Contractors' EEO policies and affirmative action obligations.

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(i)             Contractors are encouraged to participate in voluntary associations which assist in fulfilling one or more of their affirmative action obligations (subparagraphs (1)-(16) of Paragraph (h) above).  The efforts of a contractor association, joint contractor-union, contractor-community, or other similar group of which the Contractor is a member and participant, may be asserted as fulfilling any one or more of its obligations under Paragraph (h) hereof provided that: the Contractor actively participates in the group, makes good faith efforts to assure that the group has a positive impact on the employment of minorities and women in the industry, ensures that the concrete benefits of the program are reflected in the Contractor's minority and female workforce participation, makes good faith efforts to meet its individual goals and timetables, and can provide access to documentation which demonstrates the effectiveness of actions taken on behalf of the Contractor.  The obligation to comply, however, is the Contractor's and failure of such a group to fulfill an obligation shall not be a defense for the Contractor's non-compliance.

(j)             A single goal for minorities and a separate single goal for women have been established.  The Contractor, however, is required to provide equal opportunity and to take affirmative action for all minority groups, both male and female, and all women, both minority and non-minority.  Consequently, the Contractor may be in violation hereof if a particular group is employed in a substantially disparate manner (for example, even though the Contractor has achieved its goals for women generally, the Contractor may be in violation hereof if a specific minority group of women is underutilized).

(k)            The Contractor shall not use the goals and timetables or affirmative action standards to discriminate against any person because of race, color, religion, sex or national origin.

(l)             The Contractor shall not enter into any subcontract with any person or firm debarred from Government contracts pursuant to Executive Order 11246.

(m)            The Contractor shall carry out such sanctions and penalties for violation of this clause including suspension, termination and cancellation of existing subcontracts as may be   imposed or ordered by the Lessee.  Any Contractor who fails to carry out such sanctions and penalties shall be in violation hereof.

(n)            The Contractor, in fulfilling its obligations hereunder shall implement specific affirmative actions steps, at lease as extensive as those standards prescribed in paragraph (h) hereof so as to achieve maximum results from its efforts to ensure equal employment opportunity.  If the Contractor fails to comply with the requirements of these provisions, the Lessee shall proceed accordingly.

(o)            The Contractor shall designate a responsible official to monitor all employment related activity to ensure that the company EEO policy is being carried out, to submit reports relating to the provisions hereof as may be required and to keep records.  Records shall at least include for each employee the name, address, telephone numbers, construction trade, union affiliation if any, employee identification number when assigned, social security number, race, sex, status (e.g. mechanical apprentice, trainee, helper, or laborer), dates of changes in status, hours worked per week in the indicated trade, rate of pay, and location at which the work is performed.  Records shall be maintained in an easily understandable and retrievable form; however, to the degree that existing records satisfy this requirement, contractors shall not be required to maintain separate records.

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(p)            Nothing herein provided shall be construed as a limitation upon the application of any laws which establish different standards of compliance or upon the application of requirements for the hiring of local or other area residents (e.g., those under the Public Works Employment Act of 1977 and the Community Development Block Grant Program).

(q)            Without limiting any other obligation, term or provision under the Lease, the Contractor shall cooperate with all federal, state or local agencies established for the purpose of implementing affirmative action compliance programs and shall comply with all procedures and guidelines established or which may be established by the Port Authority.

PART II.	MINORITY BUSINESS ENTERPRISES/WOMEN-OWNED BUSINESS ENTERPRISES

As a matter of policy the Port Authority requires the Lessee and the Lessee shall itself and shall require the general contractor or other construction supervisor and each of the Lessee's contractors to use every good faith effort to provide for meaningful participation by Minority Business Enterprises (MBEs) and Women-owned Business Enterprises (WBEs) in the construction work pursuant to the provisions of this Schedule E.  For purposes hereof, "Minority Business Enterprise" "(MBE)" shall mean any business enterprise which is at least fifty-one percentum owned by, or in the case of a publicly owned business, at least fifty-one percentum of the stock of which is owned by citizens or permanent resident aliens who are minorities and such ownership is real, substantial and continuing.  For the purposes hereof, "Women-owned Business Enterprise" "(WBE)" shall mean any business enterprise which is at least fifty-one percentum owned by, or in the case of a publicly owned business, at least fifty-one percentum of the stock of which is owned by women and such ownership is real, substantial and continuing.  A minority shall be as defined in paragraph II(c) of Part I of this Schedule E.  "Meaningful participation" shall mean that at least seventeen percent (17%) of the total dollar value of the construction contracts (including subcontracts) covering the construction work are for the participation of Minority Business Enterprises and Women-owned Business Enterprises, of which at least twelve percent (12%) are for the participation of Minority Business Enterprises.  Good faith efforts to include meaningful participation by MBEs and WBEs shall include at least the following:

(a)            Dividing the work to be subcontracted into smaller portions where feasible.

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(b)            Actively and affirmatively soliciting bids for subcontracts from MBEs and WBEs, including circulation of solicitations to minority and female contractor associations.  The Contractor shall maintain records detailing the efforts made to provide for meaningful MBE and WBE participation in the work, including the names and addresses of all MBEs and WBEs contacted and, if any such MBE or WBE is not selected as a joint venturer or subcontractor, the reason for such decision.

(c)            Making plans and specifications for prospective construction work available to MBEs and WBEs in sufficient time for review.

(d)            Utilizing the list of eligible MBEs and WBEs maintained by the Port Authority or seeking minorities and women from other sources for the purpose of soliciting bids for subcontractors.

(e)            Encouraging the formation of joint ventures, partnerships or other similar arrangements among subcontractors, where appropriate, to insure that the Lessee and Contractor will meet their obligations hereunder.

(f)             Insuring that provision is made to provide progress payments to MBEs and WBEs on a timely basis.

(g)            Not requiring bonds from and/or providing bonds and insurance for MBEs and WBEs, where appropriate.

Certification of MBEs and WBEs hereunder shall be made by the Office of Business and Job Opportunity of the Port Authority.  If the Contractor wishes to utilize a firm not already certified by the Port Authority, it shall submit to the Port Authority a written request for a determination that the proposed firm is eligible for certification.  This shall be done by completing and forwarding such form as may be then required by the Port Authority.  All such requests shall be in writing addressed to the Office of Business and Job Opportunity, the Port Authority of New York and New Jersey, 225 Park Avenue South, New York, New York 10003 or such other address as the Port Authority may specify by notice to the Lessee.  Certification shall be effective only if made in writing the Director in charge of the Office of Business and Job Opportunity of the Port Authority.  The determination of the Port Authority shall be final and binding.

The Port Authority has compiled a list of the firms that the Port Authority has determined satisfy the criteria for MBE and WBE certification. This list may be supplemented and revised from time to time by the Port Authority.  Such list shall be made available to the Contractor upon request.  The Port Authority makes no representation as the financial responsibility or such, firms, their technical competence to perform, or any other performance-related qualifications.

Only MBEs and WBEs certified by the Port Authority will count toward the MBE and WBE goals.

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Please note that only sixty percent (60%) of expenditures to MBE or WBE suppliers will count towards meeting the MBE and WBE goals.  However, expenditures to MBE or WBE manufacturer’s (i.e. suppliers that produce goods from raw materials or substantially alter them before resale) are counted dollar for dollar.

For the Port Authority

Initialled:

For the Lessee

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EXHIBIT A

Copy of MOA

Page of Exhibit A

Exhibit A

MEMORANDUM OF AGREEMENT

BETWEEN

UNITED STATES
DEPARTMENT OF HOMELAND SECURITY
TRANSPORTATION SECURITY ADMINISTRATION

AND

THE PORT AUTHORITY OF NEW YORK AND NEW JERSEY

RELATING TO

BAGGAGE SCREENING PROJECTS FOR
Newark Liberty International Airport (EWR)

Negotiated by the TSA pursuant to
Section 44923 of title 49, United States Code, as amended, and Division E, Department of Homeland Security Appropriations Act, 2008 of Public Law 110-161, the Consolidated Appropriations Act, 2008

HSTS04-08-H-CT1235

HSTS04-08-H-CT1235
Memorandum of Agreement of EWR

ARTICLE I-PARTIES

The parties to this Memorandum of Agreement (hereinafter "Agreement" or "MOA") are the United States Department of Homeland Security, acting through the Transportation Security Administration ("TSA"), and The Port Authority of New York and New Jersey ("PANYNJ").

ARTICLE II - LEGAL AUTHORITY

This Agreement is entered into under the authority of section 44923 of title 49, United States Code, as amended, and Division E, Department of Homeland Security Appropriations Act, 2008 of Public Law 110-161, the Consolidated Appropriations Act, 2008.

ARTICLE III - PURPOSE AND PROJECT SCOPE

The purpose of this Agreement is to set forth the terms and conditions, as well as establish the respective cost-sharing obligations and other responsibilities of the TSA and the PANYNJ with respect to the performance of the engineering, design, and integration of baggage Explosive Detection Systems ("EDS") Projects and baggage screening system improvements at the Newark Liberty International Airport (the "EWR" or "Airport).The objective of the Project is to enhance baggage screening throughput and capabilities at the Airport.

The scope of the Project (the "Project") is:

1.	the construction and installation of a Checked Baggage Inspection System ("CBIS") and/or modifications of or to existing CBISs for each Airport Terminal identified below; and

2.	the installation of baggage conveyor components, architectural, structural, mechanical, electrical, and telecommunications infrastructure, and a baggage screening matrix (as applicable)

to support the TSA's installation of EDS machines, Explosive Trace Detection ("ETD") resolution area; remote multiplexed On Screen Resolution Room ("OSR")/control room (as applicable); and the installation of hardware and software for use with an in-line EDS application if needed. The Project Area is that area from the baggage insertion point into the EDS screening matrix to the point where screened baggage is re-inserted into baggage makeup area.

The Project description for each Airport Terminal is as follows:

Terminal	Project Description
EWR Terminal A	New In-Line EDS System Matrix/Design/Construction Build Out
EWR Terminal B	New In-Line EDS System Matrix/Design/Construction Build Out
EWR Terminal C	New In-Line EDS System Matrix/Design/Construction Build Out

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ARTICLE IV - PROJECT COST AND ALLOWABLE COSTS

A.           Project Cost: Project Cost arc those costs related to the activities to be completed by the PANYNJ or its designee to modify the Airport infrastructure and baggage handling system(s) ("BHS") to support the TSA's installation and operation of the EDS and ETD equipment at the Airport. Project Cost does not include the costs of acquisition, delivery or installation of the EDS and ETD equipment.

B.            Federal Share of Allowable Costs: The TSA, for and on behalf of the United States, shall pay as the United States share, ninety (90%) percent of the Allowable Costs (as such term is defined in Circular A-87) and identified in paragraph D of this Article incurred in accomplishing the Project described in this Agreement. The maximum obligation of the United States payable under this Agreement for Fiscal Year 2008 shall be:

Fiscal Year	TSA Funding
2008	$68,000,000.00

PR: 2108208CT1235
5CF08XB010D2008SWE041GE0132230062006622CTO-5906304700000000-252R-TSA DIRECT-DEF. TASK	$68,000,000.00

Subject to Congressional appropriation and authorization, the maximum obligation of the United States payable under this Agreement for Fiscal Year 2009 shall be:

Fiscal Year	TSA Funding,
2009	$	To Be Determined

This reimbursement obligation shall not be deemed to be an obligation of the United States Government under Section 1501 of Title 31, United States Code. This Agreement is not deemed an administrative commitment for financing except until such amounts are authorized and appropriated as provided in authorization and appropriation laws.

C.            The Letter of Intent attached to this Agreement as Appendix A, establishes, among other things, a funding schedule in the amount of $400,000,000.00 for the inline baggage screening Projects at John F. Kennedy International, LaGuardia, and Newark Liberty International Airports. The scope and responsibilities for each Airport Project as set forth in a Memorandum of Agreement (identified below). To facilitate the strategic planning and Project priorities it is understood that the funding allocated to each Airport in its Memorandum of Agreement may be reallocated among the three airports at a later date if deemed necessary and agreed to by the TSA and the PANYNJ.

HSTS04-08-H-CT1235, Memorandum of Agreement for Newark Liberty International Airport
HSTS04-08-H-CT1236, Memorandum of Agreement for John F. Kennedy International Airport
HSTS04-08-H-CT1094, Memorandum of Agreement for LaGuardia Airport

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D.            Project Costs allowable for reimbursement under this Agreement: Determination of Allowable Costs, as such term is defined in the United States Office of Management and Budget Circular A-87, "Cost Principles for State, Local and Indian Tribal Governments," in effect on the effective date of this Agreement ("Circular A-87"), will be made by the TSA in accordance with Circular A-87. If the enabling legislation for this Project prescribes policies or requirements that differ from those in Circular A-87, or that differ from this Agreement, the provisions of the enabling legislation shall govern.

Project Costs considered Allowable Costs for reimbursement under this Agreement (which Allowable Costs, must be, as provided in Circular A-87, allocable to federal awards under the provisions of Circular A-87, and necessary and reasonable for the proper and efficient performance and administration of federal awards), include:

●
Project Soft Costs, which consists of Engineering Costs (to include design, specifications, bid documents, and contract documents), Construction Supervision Costs (to include Project Management) and PANYNJ Letter of Intent Administration Costs. The ceiling for reimbursement of all Project Soft Costs is limited to sixteen percent (16%) of the Project Costs. At TSA's discretion, the ceiling for reimbursement of all Project Soft Costs may be increased to 18% at a later date pending the results of actual Terminal Project progress and review of Terminal Project construction costs.

●	Design Costs incurred on or after October 1, 2007.
●	EDS in-line checked baggage Construction Costs include, but are not limited to:
°	Demolition (infrastructure or BHS related)
°	BHS infrastructure upgrades, platforms, catwalks located within the EDS screening matrix area
°	BHS: That portion located within the EDS screening matrix area, including redesign and upgrading of conveyors to support the integration of the screening matrix only
°	On-Screen Resolution (OSR) Room, Checked Baggage Resolution Area (CBRA)
°	Acoustical treatment in OSR and CBRA
°	Electrical infrastructure (cabling, control panels) and basic lighting fixtures for the CBIS, CBRA, and OSR.
°	Telephone systems/pager systems for TSA CBRA and OSR only
°	Heating, Ventilation. Air Conditioning (HVAC) environmental requirements for CBIS, OSR Room, CBRA and EDS Network equipment room

E.             Project Costs not considered reimbursable under this Agreement include:
●	Employee break rooms, administrative office space, and restrooms
●	Aesthetic architecture enhancements
●	Maintenance, repair parts or spare parts for Airport Terminal improvements include the baggage handling conveyor components installed under this Project
●	Extended warranties beyond 1 year
●	Maintenance of baggage conveyor system
●	Profit or Corporate G&A costs to the PANYNJ. Profit and G&A for PANYNJ's contractor(s) is an allowable cost

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●
Costs incurred by the PANYNJ and or/designee, its contractors or agents to perform work not allocable with the TSA approved design or TSA's Planning Guidelines and Design Standards for Checked Baggage Inspection Systems

ARTICLE V: PROJECT RESPONSIBILITIES

Project responsibilities for TSA and the PANYNJ are outlined below. Specific Project and technical responsibilities and performance of all parties are contained in Appendix B attached incorporated hereto by reference.

A. TSA Project Responsibilities

1.
TSA will provide a proposed design package for each integrated screening system in each of the identified terminals. Each package will include a schematic design, basis for design and Rough Order of Magnitude (ROM) costing. The schematic will reflect the screening matrix, mainline feeds, take away belts, and all of the security process areas/decision points. The basis for design will outline the proposed theory of operation for the system; will contain the static modeling for each system as well as possible mechanical considerations that can be identified at this design state. The ROM costing will outline at a budgetary level the cost of the individual screening systems.

2.
Review and approve each Terminal Project design (through 100%) and deployment plans and specifications regarding installation of EDS units in accordance with TSA Performance Guidelines and Design Standards for Checked Baggage Inspection Systems.

3.	Confirm that the placement and installation of the EDS and ETD units in the baggage screening matrix are in accordance with the individual Terminal Project design and deployment plan.
4.	Obtain or cause its contractors, consultants and agents to obtain all necessary licenses, insurance, permits and approvals.
5.	Furnish, deliver, rig, install and test all necessary EDS and ETD security screening equipment.
6.	Provide EDS Original Equipment Manufacturer Technical Support Advisory Services to the PANYNJ and/or designee regarding integration of the EDS units into the BHS.
7.	Provide the EDS System Specific Test Plan (SSTP) to the PANYNJ and/or its designee following an EDS machine commissioning, coordination and test planning meeting.
8.	Establish and conduct the integrated Site Acceptance Testing (ISAT) for EDS machine screening capabilities for each Terminal Project.
9.	Observe and approve ISAT results before the EDS equipment is certified ready for operational use.
10.	The TSA will provide maintenance, repair, and refurbishment of all TSA EDS and ETD equipment throughout its life cycle at no cost to the Port Authority and/or its designee.

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B. PANYNJ Project Responsibilities

All work performed by the PANYNJ or its designee pursuant to this Agreement shall be accomplished in accordance with the design(s) approved by TSA and in accordance with PANYNJ's Airport Building Standards and Criteria.

1.
PANYNJ shall start with a phasing process on Projects listed in Article III - Purpose, Project and Scope based on priorities or future strategic planning. This strategic planning should be presented to TSA Office of Security Technology for approval and concurrence to assure that the Projects can be completed in accordance with the constraints of cost, time, and scope.

2.	Costs for each Terminal Project are to be recorded and reported on a Terminal-by-Terminal basis.
3.
Except for the responsibilities of the TSA, as outlined above, the construction and installation of the individual Terminal project will be managed and overseen by the PANYNJ and/or its designee. The PANYNJ, acting through such contractors as it may choose, will provide the associated construction and baggage handling conveyor contractors to undertake the Project. The PANYNJ will provide oversight of such contractors to ensure Projects are completed within the prescribed costs and schedule.

4.	Obtain or cause its contractors, consultants and agents to obtain all necessary licenses, insurance, permits and approvals.
5.
Ensure the Project site will be ready to accommodate the installation of the EDS units when delivered. Project site preparation includes, but is not limited to, BHS modifications, electrical site preparation, including infrastructure to protect electrical or fiber optic cables, environmental controls, and any other Airport Terminal infrastructure work required to support the operational environment of the EDS and ETD units.

6.
Facilitate the installation of the EDS units by providing a clear path during rigging and EDS installation, and provide sufficient space to allow for initial deployment activities such as uncrating the EDS equipment and devices.

7.	Adhere to OSHA standards required for occupied spaces as well as the applicable EDS installation guide specifications for EDS operational environment requirements.
8.	Once installed, provide reasonable measures to protect the EDS and ETD equipment from harm in the screening area.
9.
The PANYNJ shall require that full ingress and egress be provided to the TSA and its contractors for the installation, operation, testing, maintenance, and repair of the EDS and ETD equipment at all times.

10.
Perform and bear all cost of the operation, maintenance and repairs for the Airport Terminal installed property such as the baggage handling conveyor system, heating, air conditioning, and electrical infrastructure in support of this Project. Except for the TSA securing screening EDS and ETD equipment owned by the TSA, the PANYNJ its lessees or assigns as applicable, shall own and have title to all personal property, improvements to real properly, or other assets which are acquired under this Agreement. It will be the responsibility of the PANYNJ, or its contractor or lessee to operate, maintain, and if it becomes necessary, repair or replace such property to support the efficient use of the TSA Security Screening Equipment for its useful life.

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11.
Title to non-TSA Security Screening Equipment such as ancillary equipment or infrastructure appurtenances purchased or reimbursed using Federal funds, or installed by the TSA, or its agents or contractors at the TSA's expense, or by the PANYNJ or its agents or contractors, or its lessees, agents or contractors, vests in the PANYNJ.

12.
Submit monthly progress status reports to the TSA Project Manager and TSA Contracting Officer identified in Article VIII - Authorized Representatives. The monthly report should provide an executive summary of work performed to dale, identify the events to occur within the next 90 days, identify the PANYNJ and/or designee(s) and its key contractor points of contact and use an earned value management approach to identify the cost and schedule variance incurred against work performance completed to date. Bach Terminal Project is to be addressed separately in the monthly report.

C. Deliverables. The deliverables required to be submitted by the PANYNJ and/or its designee with respect to each Terminal are described in Appendix B-1; specific testing related deliverables are outlined in Appendix B.

ARTICLE VI - EFFECTIVE DATE AND TERM

The effective date of this Agreement is the date on which the authorized PANYNJ official signs it and the TSA's authorized official signs it, whichever date is later. The overall Airport Project completion is currently estimated to be on or about September 20, 2013 unless earlier terminated by the parties as provided herein or extended by mutual agreement pursuant to Article XIII. The period of performance for this effort is established in order to allow the PANYNJ time to submit a final invoice, close out each Terminal Project, and address any other issues,

Within thirty business (30) days of the PANYNJ and TSA Project Manager concurrence to begin a Terminal Project, the PANYNJ and/or its designee(s) will establish and provide Project Milestones for each Terminal to the TSA Project Manager and TSA Contracting Officer identified in Article VIII that allow objective measurement of progress toward completion.

ARTICLE VII - ACCEPTANCE AND TESTING

TSA will deem the Project complete upon successful completion of the TSA EDS systems test conducted by the TSA independent validation and verification (IV&V) contractor that confirms that the baggage screening system has been installed in accordance with the TSA Checked Baggage Inspection System Performance Criteria and technical specifications for the EDS baggage screening equipment. Successful completion requires the correction of defects identified, if any, during the EDS systems lest. Ten percent (10%) of each invoice submitted for each Terminal Project will be retained for the duration of the Project until the baggage screening system has successfully passed the TSA EDS systems test and defects, if any. identified during the system test have been corrected by the PANYNJ and/or its designee. The PANYNJ is not responsible for correcting any defects related to the EDS equipment. It shall be the TSA's responsibility to correct at its sole cost any TSA's EDS equipment system defects, and the 10% retained amount referred to above shall be paid to the PANYNJ if the system failure is due to defects associated with TSA equipment or installation.

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ARTICLE VIII. AUTHORIZED REPRESENTATIVES

The authorized representative for each party shall act on behalf of that party for all matters related to this Agreement. Each party's authorized representative may appoint one or more others to act as authorized representative for any administrative purpose related to this Agreement, provided written notice of such appointments are made to the other party to this Agreement. The authorized representatives for the parties are as follows:

A.           TSA Points of Contact:

Terry Spradlin
TSA Project Manager
Office of Security Technology, TSA-16
Transportation Security Administration
701 South 12th Street
Arlington, VA 22202
Phone: 571-227-4108
E-Mail Address: terry.spradlin@dhs.gov

John Reed
Eastern Region Deployment Manager/Contracting Officer Technical Representative
Office of Security Technology, TSA-16
Transportation Security Administration
701 South 12th Street
Arlington, VA 22202
Phone: 571-227-1563
E-Mail Address: john.reedl@dhs.gov

Connie Thornton
Contracting Officer
Transportation Security Administration
4275 Airport Road, Suite C
Rapid City, SD 57703
Phone: 605-393-8191
E-Mail Address: connic.thornton@dhs.gov

Only the TSA Contracting Officer has the authority to bind the federal government with respect the expenditure of funds. The TSA Contracting Officer Technical Representative (COTR) is responsible for the technical administration of this Agreement and technical liaison with the PANYNJ and/or its designee. The TSA COTR is not authorized to change the scope of work, to make any commitment or otherwise obligate the TSA, or authorize any changes that affect the liability of the TSA.

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The PANYNJ and or its designee must notify the TSA CO and COTR in event that any TSA agent or employee takes any action which is interpreted by the PANYNJ or its designee as direction which consequently increases the individual Terminal Project cost and would cause the PANYNJ to seek reimbursement from TSA beyond TSA's liability as stated in this Agreement.

B.	The PANYNJ's Points of Contact:

The PANYNJ's Point of Contact for all correspondence is:

Jeanne M. Olivier, A.A.E.
General Manager, Aviation Security and Technology
Aviation Department
The Port Authority of New York and New Jersey
233 Park Avenue South, 9th Floor, New York, New York 10003
Telephone: 212-435-3726
E-Mail: jolivier@panynj.gov

The PANYNJ's Point of Contact for invoices is:

To be provided by PANYNJ.

ARTICLE IX - PAYMENT

Should the TSA contributions represent more than 90 percent of the total final Allowable costs; the PANYNJ will refund the TSA for the difference to achieve a 90 percent level. The parties agree that all costs in excess of TSA's funding contribution as well as any costs that do not comply with Circular A-87 shall be borne solely by the PANYNJ unless otherwise agreed by the TSA in a modification in accordance with Article XI11 - Changes and/or Modifications.

Reimbursement by TSA is conditioned upon submission to TSA of an invoice identifying the Project costs that have been incurred and paid. The TSA intends to make payment to the PANYNJ within 45 calendar days of receipt of each properly prepared invoice for reimbursement of incurred costs. The TSA reimbursement process consists of two steps:

a.   Step 1 - "Summary" Invoice Submittal to the U.S. Coast Guard Finance Center for Payment

The United States Coast Guard Center performs the payment function on behalf of the TSA. For purposes of submission to the Coast Guard Finance Center, the PANYNJs invoice format is acceptable for the "Summary" Invoice. Central Contractor Registration is mandatory for invoice payment; for further information, please refer to http://www.ccr.gov

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At a minimum the "Summary" Invoice should contain:

(1)	Agreement Number HSTS04-08-H-CT1235
(2)	Invoice Number and Invoice Date
(3)	Complete Business Name and Remittance Address.
(4)	Point of Contact with address, telephone, fax and e-mail address contact information
(5)	Tax Identification Number and DUN's Number
(6)	Dollar Amount of Reimbursement being requested
(7)
Signature of PANYNJ's authorized representative and the following certification language: "This is to certify that the services set forth herein were performed during the period stated and that the incurred costs billed were actually expended for the Project. "

The "Summary" Invoice may be submitted by standard email or by electronic transmission to the following address(s):

Mailing Address:	TSA Commercial Invoices
USCG Finance Center
P.O. Box 4111
Chesapeake, VA 23327-4111

Email: FIN-SMB-TSAINVOICES@uscg.mil

b.   Step 2 - "Summary" Invoice and Supporting Documentation Submittal to TSA for Approval of Payment

The TSA Contracting Officer and the Contracting Officer's Technical Representative arc required to review and approve all invoices prior to payment. To aid in this review, the PANYNJ and/or its designee shall provide a copy of the "Summary" Invoice along with all receipts, contractor pay requests and other supporting information which specify the vendor, services provided, and products delivered as well as the appropriate identifications that the Airport has paid these obligations. The PANYNJ and/or its designee are encouraged to provide this supporting information simultaneously with Step 1 in order to expedite the payment process.

The Support Documentation should contain the following items:
●	Summary Invoice from Step 1
●	An executive summary Project overview with the first invoice
●	Spreadsheet listing the invoices being submitted, with totals
●
Individual, signed and approved contractor invoices, with scope of values or statement of work (copies of contracts and change orders provide support for the work being actual, allowable, allocable and reasonable.)

●	Copies of subcontractors' invoice if listed on a prime contractor's invoice as a single amount (copies of timesheets and detailed backup not required if descriptions are clear and specific).

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●	Proof of payment by the PANYNJ and/or its designee for each invoice in the form of copies of checks/warrants, bank wire transfers, or accounting system transactions.

The "Summary" Invoice and supporting documentation may be submitted by mail via CD or paper documents or electronic transmission to the following address; the final closeout invoice should include proof that all required deliverables have been provided:

John Gebhart
Jacobs Carter & Burgess, Inc
2231 Crystal Drive, Suite 300
Arlington, VA 22202
Phone: 571-721-1269
Email: john.gebhart@jacobs.com

Upon completion of the review of the supporting documentation for the "Summary" Invoice, the TSA Contracting Officer and Contracting Officer Technical Representative will advise the Coast Guard Finance Center regarding payment of the "Summary" Invoice. TSA has the right to recoup any payments made to the PANYNJ if the TSA determines that the invoices exceed the actual costs incurred.

ARTICLE X - AUDITS

A. The federal government, including the Comptroller General of the United States, has the right to examine or audit financial records relevant to this Memorandum of Agreement for a period not to exceed three (3) years after expiration of the terms of this Agreement. The PANYNJ and/or its designee, their contractors must maintain an established accounting system that complies with accounting principles generally accepted in the United States. Records related to disputes arising out of this Agreement shall be maintained and made available until such disputes have been resolved to the satisfaction of the TSA.

B. As used in this provision, "records" includes books, documents, accounting procedures and practices, and other data, regardless of type and regardless of whether such items are in written form, in the form of computer data, or in any other form.

C. The PANYNJ and/or its designee shall maintain all records and other evidence sufficient to reflect costs claimed to have been incurred or anticipated to be incurred directly or indirectly in performance of this Agreement. The TSA Contracting Officer or the authorized representative of the TSA Contracting Officer shall have the right to examine and audit those records at any time, or from time to time. The right of examination shall include inspection at all reasonable times at the offices of the PANYNJ and/or its designee or at the offices of the respective contractor(s) responsible for the Project.

D. The PANYNJ and/or its designees will be required to submit cost or pricing data and supporting information in connection with any invoice relating to this Agreement if requested by the TSA Contracting Officer.

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E. This Article X shall not be construed to require the PANYNJ and/or its designee, their contractors or subcontractors to create or maintain any record that they do not maintain in the ordinary course of business pursuant to a provision of law, provided that those entities maintain records that conform to generally accepted accounting practices.

ARTICLE XI - REQUIRED FEDERAL PROCUREMENT PROVISIONS

Required Federal Procurement Provisions are provided in Appendix C.

ARTICLE XII - CHANGES AND/OR MODIFICATIONS

Changes and/or modifications to this Agreement shall be in writing and signed by the TSA Contracting Officer and the authorizing official of the PANYNJ. The modification shall state the exact nature of the change and/or modification. No oral statement by any person shall be interpreted as modifying or otherwise affecting the terms of this Agreement. The properly signed modification shall be attached to this Agreement and thereby become a part of this Agreement.

ARTICLE XIII - LIMITATION OF LIABILITY

Each party to this Agreement shall bear total responsibility for its own negligent acts, errors or omissions that arise out of this Agreement. In no event shall either Parly be liable for any indirect, special, punitive, incidental or consequential damages arising out of or under this Agreement, whether under contract warranty, or tort, including loss of revenue or profits, regardless of the ability to anticipate such damages. The PANYNJ does not waive its right to pursue claims against the United States or any of its agencies under the Federal Torts Claims Act.

ARTICLE XIV - DISPUTES

When possible, disputes will be resolved by informal discussion between the appropriate PANYNJ representative and the TSA Contracting Officer. If a dispute cannot be resolved through negotiations, the dispute shall be submitted to the Office of Dispute Resolution for Acquisition ("ODRA") (see http://www.faa.gov/agc/odra/default.htm). ODRA acts on behalf of TSA, pursuant to a Memorandum of Agreement dated September 23, 2002, to manage TSA's dispute resolution process and to recommend decisions on matters concerning contract disputes. Judicial review, where available, will be in accordance with 49 U.S.C. 46110, and shall apply only to final agency decisions.

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ARTICLE XV - TERMINATION

In addition to any other termination rights provided by this Agreement, either party may terminate this Agreement at any time with cause, and without incurring any liability or obligation to the terminated party (other than performance of obligations accrued on or prior to termination date) by giving the other party at lease ninety days written notice of termination. Upon receipt of notice of termination, the receiving party shall take immediate steps to stop the accrual of any additional obligations, which might require payment.

In the event of termination or expiration of this Agreement, any TSA funds that have not been spent or incurred for allowable expenses prior to the date of termination and are not reasonably necessary to cover termination expenses shall be returned and/or de-obligated from this Agreement.

ARTICLE XVI - CONSTRUCTION OF THE AGREEMENT

A.            Nothing in this Agreement shall be construed as incorporating by reference or implication any provision of Federal acquisition law or regulation. It is not intended to be, nor shall it be construed as creation of a partnership, corporation, or other business entity between the parties.

B.            Each party acknowledges that all parties hereto participated equally in the negotiation and drafting of this Agreement and any amendments thereto, and that, accordingly, this Agreement shall not be construed more stringently against one party than against the other.

C.            This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written.

D.            In the event that any Article and/or parts of this Agreement are determined to be void, such Article or portions thereof shall lapse. No such lapse will affect the rights, responsibilities, and obligations of the parties under this Agreement, except as provided herein. If either party determines that such lapse has or may have a material effect on the performance of the Agreement, such party shall promptly notify the other party, and shall negotiate in good faith a mutually acceptable amendment to the Agreement if appropriate to address the effect of the lapse.

ARTICLE XVII - MEDIA AND PROTECTION OF SENSITIVE SECURITY INFORMATION

A. SENSITIVE SECURITY INFORMATION

No Sensitive Security Information (SSI), as such term is defined in 49 CFR Part 1520, shall be disclosed except in accordance with the provisions of 49 CFR 1520.

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B. MEDIA

Unless otherwise required by law, PANYNJ and/or its designee shall not make publicity or public affairs activities related to the subject matter of this Agreement unless written approval has been received from the TSA Office of Security Technology or the TSA Office of Strategic Communication and Public Affairs.

ARTICLE XVIII - SURVIVAL OF PROVISIONS

The following provisions of this Agreement shall survive the termination of this Agreement: Article V- Project Responsibilities, paragraph A. 10, and paragraph B. 10; Article X - Audits; Article XIII - Limitations on Liability; Article XIV - Disputes, and Article XVIII - Survival of Provisions.

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Signatures
The Parties have executed this Agreement in multiple copies, each of which is an original.

WITNESS:

THE PORT AUTHORITY OF NEW YORK AND NEW JERSEY

/s/ Ernesto L. Butcher	Date:	9/10/2008
By: Ernesto L. Butcher, Deputy Executive Director, Operations

UNITED STATES
Department of Homeland Security
Transportation Security Administration

/s/ Connie Thornton	Date:	9/5/2008
By: Connie Thornton, Contracting Officer

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MEMORANDUM OF AGREEMENT

TABLE OF APPENDICES

APPENDIX A -	TRANSPORTATION SECURITY ADMINISTRATION LETTER OF INTENT

APPENDIX B -	MEMORANDUM OF AGREEMENT DELIVERABLES

APPENDIX C-	REQUIRED FEDERAL PROCUREMENT PROVISIONS

APPENDIX D -	TECHNICAL SPECIFICATION REGARDING AIRPORT TERMINAL BAGGAGE SCREENING RENOVATIONS

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Appendix A

Office of the Assistant Secretary

U.S. Department of Homeland Secretary
601 South 12th Street
Arlington, VA 22202-4220

Transportation Security Administration

LETTER OF INTENT
THE PORT AUTHORITY OF NEW YORK AND NEW JERSEY

This Letter of Intent (LOl) sets forth the intention of the Transportation Security Administration (TSA), effective this date, in accordance with the provisions of Section 4-1923 of title 49. United States Code, as amended; Division E. Department of Homeland Security Appropriations Act, 2008; Public Low 110-161. the Consolidated Appropriations Act. 2008; and Memoranda of Agreement (MOAs) to which this LOI is appended, to obligate from budget authority to reimburse The Port Authority of New York and New Jersey (PANYNJ) for the United States' share of allowable costs at the John F. Kennedy International Airport (JFK). LaGuardia Airport (LGA), and Newark Liberty International Airport (EWR), collectively the PANYNJ Airports, for the airport security improvement project (Project) as summarized below;

The MOAs will establish the efforts for providing the necessary design, construction management, and construction of the PANYNJ Airports—JFK. LGA. and EWR—to develop in-line baggage system solutions that will enable TSA to install and operate explosives detection systems associated with in-line baggage screening systems at those airports.

The maximum United States obligation pursuant to this LOl for the Project summarized above shall be in an amount not-to-exceed 90 percent of the total Project costs of $444,444,444.00 to a total Federal share of up to $400,000,000.00. After funds have been appropriated and obligated. TSA shall issue funds to reimburse the PANYNJ from current and Fiscal Year 2009 budget authority, according to the following schedule:

Fiscal Year (FY)	Federal Funds

FY 2008	$200 million (current budget authority)
FY 2009	$200 million (future budget authority)
Total:	$400 million

If the Congressional appropriation and allocation is less than $200,000,000 in FY 2009 for TSA baggage screening projects for the PANYNJ Airports, then the FY 2009 funding increment for the Project may be reduced accordingly.

The announcement of this intention shall not be deemed an obligation of the United States Government under Section 1501 of title 31. United States Code, and the LOl is not deemed to be an administrative commitment of financing. An obligation or administrative commitment may be made only as amounts are provided in authorization and appropriation laws.

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Appendix A

TSA may, from time to time, following consultation with the PANYNJ. amend this LOI and the MOAs to adjust the payment schedule, and such adjustments may be made by TSA when occasioned by changes in the actual allowable costs of the Project, in the actual time required to complete the Project, in actual or estimated future obligating authority, or otherwise, when determined at the discretion of the Department of Homeland Security Assistant Secretary of the TSA to be in the best interests of the United States.

TSA will give full consideration to the aggregate amount of future obligations and the payments scheduled under all outstanding LOIs in formulating its annual budget requests. A statutory restriction on total obligating authority in a future fiscal year, however, may necessitate a reduction in funds to be reimbursed for that year.

The LOI is conditioned upon the PANYNJ's compliance with the MOAs to which this LOI is appended and of which it is made a part. Failure to comply with such requirements may lead to revocation of this LOI and termination of the MOAs in accordance with the terms of the MOAs.

United States of America
Department of Homeland Security
Transportation Security Administration

/s/ Kip Hawley
Kip Hawley
Assistant Secretary

8/20/08
Date

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MEMORANDUM OF AGREEMENT

APPENDIX B

DELIVERABLES

Item	Submitted To:	Frequency or Due Date	Special Notes:

Design: 30%, 70%, 100% and associated cost estimate	TSA Project Manager	Per the approved schedule.	Port Authority shall attain written approval from TSA before moving forward on design effort stages.
Master Schedule and detailed Estimate of Costs to include Project Milestones (Design, Construction and Baggage Handling System)	TSA Project Manager TSA Contracting Officer ("CO") TSA Contracted Site Lead	Submitted within 120 business days of MOA signing to be updated and submitted with monthly report as Project is underway.	All schedules and cost estimates to be approved must have written concurrence TSA Project Manager
Schedule of Values for Design, Construction, Baggage Handling Contracts	TSA Project Manager TSA CO TSA Contracted Site Lead	PANYNJ/Designee to provide upon issuing Notice to Proceed to Contractor	All schedules and cost estimates to be approved must have written approval from TSA
Design, Construction and BHS Contracts > $500,000 including any subsequent change orders.	TSA CO	Upon Award by PANYNJ/Designee. Change Orders are to also be provided to TSA CO when issued.	Provide copy of contract to TSA Contracting Officer (CO)
Monthly Project Report: (Current and forecasted for the next period's tasks.)	TSA Project Manager TSA CO TSA Contracted Site Lead	Monthly. Electronic submission is requested if feasible.
• Tasks completed
• Schedule
• Budget and actual costs spent to date
• Cost Variance
• Schedule Variance
• Variance analysis data in excess of 10%
• Identify Tasks for next 90 days
Close Out Process requires the correction of testing deficiencies (if any)	Close Out Report submitted to TSA Project Manager and TSA Contracted Site Lead	Initiated after TSA completion of Integrated Site Acceptance testing and deficiencies (if any) have been corrected.
As Built Drawings and final configuration in electronic format, .dwg (AutoCAD) or comparable format PDF	TSA Project Manager	No later than 30 days after commissioning of system(s)
Overview of drawings of the EDS Matrix/Node, BHS systems Resolution Room, OSR Room as applicable, dwg (AutoCAD) or comparable PDF format	TSA Project Manager	30 days after commissioning of system(s)
Final Invoice	TSAT Project Manager TSA CO	Upon correction of testing deficiencies, submission of 'as-built' drawings and closeout of PANYNJ/Designee related contracts	Typically occurs three to four months after ISAT.

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Appendix C

MEMORANDUM OF AGREEMENT

APPENDIX C

REQUIRED FEDERAL PROCUREMENT PROVISIONS

Construction Contracts

Provisions for all Construction Contracts

•           Buy American Preference - Title 49 U.S.C., Chapter 501 - Under Revision

•           Civil Rights Act of 1964. Title VI (MS Word) - Contractor Contractual Requirements - 49 CFR Part 21

•           Airport and Airway Improvement Act of 1982. Section 520 (MS Word) - Title 49 U.S.C. 47123

•           Lobbying and Influencing Federal Employees (MS Word) - 49 CFR Part 20

•           Access to Records and Reports (MS Word) - 49 CFR Part 18.36

•           Disadvantaged Business Enterprise (MS Word) - 49 CFR Part 26

•           Energy Conservation (MS Word) - 49 CFR Part 18.36

•           Breach of Contract Terms (MS Word) - 49 CFR Part 18.36

•           Rights to Inventions (MS Word) - 49 CFR Part 18.36

•           Trade Restriction Clause (MS Word) - 49 CFR Part 30

•           Veteran's Preference (MS Word) - Title 49 U.S.C 47112

Additional Provisions for Construction Contracts Exceeding $2,000

•           Davis Bacon Labor Provisions (MS Word) - 29 CFR Part 5

Additional Provisions for Construction Contracts Exceeding $10,000

•           Equal Opportunity Clause (MS Word) - 41 CFR Part 60-1.4

•           Certification of Non-Segregated Facilities (MS Word) - 41 CFR Part 60-1.8

•           Notice of Requirement for Affirmative Action (MS Word) - 41 CFR Part 60-4.2

•           Equal Employment Opportunity Specification (MS Word) - 41 CFR Part 60-4.3

•           Termination of Contract (MS Word) - 49 CFR Part 18.36

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Additional Provisions for Construction Contracts Exceeding $25,000

•           Certification Regarding Debarment. Suspension. Ineligibility and Voluntary Exclusion (MS Word) -49 CFR Part 29

Additional Provisions for Construction Contracts Exceeding $100,000

•           Contract Workhours and Safety Standards Act Requirements (MS Word) - 29 CFR Part 5

•           Clean Air and Water Pollution Control (MS Word) -49 CFR Part 18.36(i)(12)

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Equipment Contracts

Provisions for all Equipment Contracts

•           Buy American Preference - Title 49 U.S.C., Chapter 501

•           Civil Rights Act of 1964. Title VI (MS Word) - Contractor Contractual Requirements - 49 CFR Part 21

•           Airport and Airway Improvement Act of 1982. Section 520 (MS Word) - Title 49 U.S.C. 47123

•           Disadvantaged Business Enterprise (MS Word) - 49 CFR Part 26

•           Lobbying and Influencing Federal Employees (MS Word) - 49 CFR Part 20

•           Access to Records and Reports (MS Word) - 49 CFR Part 18.36

•           Energy Conservation (MS Word) - 49 CFR Part 18.36

•           Breach of Contract Terms (MS Word) - 49 CFR Part 18.36

•           Rights to Inventions (MS Word) - 49 CFR Part 18.36

•           Trade Restriction Clause (MS Word) - 49 CFR Part 30

Additional Provisions for Equipment Contracts Exceeding $10,000

•           Termination of Contract (MS Word) - 49 CFR Part 18.36

Additional Provisions for Equipment Contracts Exceeding $25,000

•           Certification Regarding Debarment, Suspension, Ineligibility and Voluntary Exclusion (MS Word) -49 CFR Part 29

Additional Provisions for Equipment Contracts Exceeding $100,000

•           Clean Air and Water Pollution Control (MS Word) - 49 CFR Part 18.36(i)(12)

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Appendix C
Professional Services (A/E) Contracts

Provisions for all A/E Contracts

•           Civil Rights Act of 1964, Title VI (MS Word) - Contractor Contractual Requirements - 49 CFR Part 21

•           Airport and Airway Improvement Act of 1982, Section 520 (MS Word) - Title 49 U.S.C. 47123

•           Disadvantaged Business Enterprise (MS Word) - 49 CFR Part 26

•           Lobbying and Influencing Federal Employees (MS Word) - 49 CFR Part 20

•           Access to Records and Reports (MS Word) - 49 CFR Part 18.36

•           Breach of Contract Terms (MS Word) - 49 CFR Part 18.36

•           Rights to Inventions (MS Word) - 49 CFR Part 18.36

•           Trade Restriction Clause (MS Word) - 49 CFR Part 30

Additional Provisions for A/E Contracts Exceeding $10,000

•           Termination of Contract (MS Word) - 49 CFR Part 18.36

Additional Provisions for A/E Contracts Exceeding $25,000

•           Certification Regarding Debarment, Suspension, Ineligibility and Voluntary Exclusion (MS Word) -49 CFR Part 29

Additional Provisions for Equipment Contracts Exceeding $100,000
Clean Air and Water Pollution Control (MS Word) - 49 CFR Part 18.36(i)(12

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Appendix D
MEMORANDUM OF AGREEMENT

APPENDIX D

Newark Liberty International Airport (EWR)
Airport Terminal Baggage Screening Renovations
Technical Specification

A. TSA responsibilities with regard to the individual Terminal Projects are listed below in sections 1.1 to 1.7. Many responsibilities are delegated to TSA contractors such as the EDS Original Equipment Manufacturer (OEM), TSA Site Lead Contractor, and TSA Independent Validation and Verification (IV&V) Test Contractor but ultimate responsibility resides with TSA.

1.1              EDS PLACEMENT

TSA will install the EDS units, ETD screening equipment and ancillary equipment at the designated Airport Terminal at a mutually agreed upon date. TSA through the EDS OEM or other TSA contractors shall be responsible for coordinating and integrating activities regarding placement of EDS equipment with appropriate TSA Staff and the Airport Baggage Handling System (BHS) team personnel.

1.2              INSTALLATION SUPPORT

1.2.1           Project Management

The EDS OEM shall be responsible for providing technical support throughout the entire period of performance during the Terminal EDS installation Project. The OEM shall be responsible for all labor, materials, equipment, and support services required for planning, managing, and supervising all items related to the installation of the EDS units and associated ancillary equipment.

1.2.2          Technical Support

TSA will provide technical support to the Project through existing contracts with the EDS OEM, TSA Site Lead, and TSA Test Lead.

■
The identified TSA Site Lead should be included in all relevant planning/project meetings relevant to TSA contributions to each Terminal Project. Project schedules and updates should be provided to the TSA Site Lead to ensure TSA has timely and sufficient notice of deliverable dates.

■
The EDS OEM shall provide technical consultations to the TSA Project Team and Terminal Project Manager Team regarding Project efforts that may include, but are not limited to: teleconferences; reviews of drawings and specifications; and exchanges of technical documentation such as specifications, manuals, and guides.

■	TSA Testing Contractor shall support testing of the EDS units and their integration with the BHS and will develop relevant test plans and reports that will be shared with the Project Manager.

■	Support for the development and execution of the MOA in place between TSA and the PANYNJ will be provided by TSA Office of Acquisition.

■	Oversight and coordination of technical aspects of the Project will be provided by the TSA Office of Security Technology, Deployment Team.

■	Local TSA personnel shall support coordination of issues between TSA Headquarters and the Project Manager as directed by the applicable Federal Security Director (FSD).

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Appendix D

Title	Name	Role	Contact Information
TSA PANYNJ Project Manager	Terry Spradlin	TSA Project Manager	Terry.Spradlin@dhs.gov 571-227-4108
TSA Eastern Region Deployment Lead	John Reed	Contracting Officer Technical Representative	John.Reed1@dhs.gov 571-227-1563
TSA Testing Coordinator	Amy Becke	TSA Test Coordinator	Amy.Becke@dhs.gov 571-227-1261
TSA Acquisition	Connie Thornton	Contracting Officer	Connie.Thornton@dhs.gov 605-393-8191
TSA EWR FSD Point of Contact	Ray Whalen	Local EWR TSA Coordinator	Raymond.Whalen@dhs.gov 973-368-9044
PANYNJ Overall Project Point of Contact	Jeanne Olivier	General Manager, Aviation Security & Technology	jolivier@panynj.gov 212-435-3726

1.2.3          Commissioning Services

TSA, through the EDS OEM and other TSA contractors, shall be responsible for all labor, materials, equipment, and support services needed to assemble, power up, configure, and install the EDS machines into the required operational condition. The EDS OEM shall provide technical support, documentation, and installation of the EDS units and the associated local Baggage Viewing Stations (BVS) after confirmation that all pre-installation requirements have been met. The EDS OEM shall coordinate with the TSA Project Manager/TSA Site Lead, TSA Test Lead, and the Terminal Project Manager's contractors to perform system testing. The EDS OEM shall provide these services within two weeks of receipt of a written request from the TSA.

1.3             INDEPENDENT VERIFICATION AND VALIDATION (IV&V) TESTING

Mandatory testing for this system includes Site Acceptance Testing (SAT) for the EDS units following installation; pre-Integrated Site Acceptance Testing following the integration of the EDS units with the BHS affirmed through a Test Readiness Report (TRR); and Integrated Site Acceptance Testing (ISAT) prior to TSA acceptance of the system for operational use. See table below for minimum lead time requirements for testing activities.

Test Activity	Lead Time Needed
SSTP Input	90 days prior to projected ISAT date
SAT of EDS units	7 days prior to EDS OEM confirmation of EDS unit's readiness
SSTP Delivery	30 days prior to projected ISAT date
SSTP Review Meeting	14 days prior to projected ISAT date
TRR	3 business days (not less than) prior to projected ISAT date
ISAT	3 business days (not less than) following successful TRR

1.3.1.         Site Acceptance Testing (SAT)

The EDS OEM and TSA Test Lead shall coordinate and conduct SAT testing on the EDS machines. The EDS OEM shall implement and coordinate testing by issuing a Test Readiness Notification (TRN) at least 7 days prior to the scheduled IV&V testing. Passing SAT results are required to certify equipment readiness for operational use in screening baggage.  In the event that supplied EDS units cannot meet SAT test requirements, TSA will ensure that any defects are corrected or that the EDS unit is replaced.

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1.3.2.         Site Specific Test Plan Development (SSTP)

TSA has arranged for its Testing Contractor to develop a Site Specific Test Plan based on testing criteria outlined in the TSA Checked Baggage Inspection Systems Planning Guidelines and Design Standards to be provided by TSA. The SSTP will be based on the Terminal Project Manager responses to an SSTP questionnaire to be completed within 90 days of Integrated Site Acceptance Testing. The SSTP shall be delivered to the Terminal Project Manager 30 days in advance of projected ISAT start-up. The TSA Test Lead and Site Lead shall participate in an SSTP review meeting no less than 14 business days prior to the projected ISAT start up to ensure that all Project Team concerns and questions about the ISAT test plan are resolved and to coordinate logistical and technical needs.

1.3.3.         Integrated Site Acceptance Testing (ISAT)

Scheduling and Coordination: Construction schedule including the ISAT start date(s) and duration(s) shall be shared with the TSA Site Lead at 120, 90, 60, 30, and 14 days from the anticipated ISAT start date. This schedule shall be distributed each time changes are made to the ISAT start date and/or duration. Changes made to the schedule within two weeks of the planned ISAT start date may relieve the TSA of the obligation to begin testing within three business days of the TRR. In this situation, the ISAT start date could depend on TSA's testing workload and resource allocation.

Test Results and Reports:

Testing results will be shared in hard copy format with the Terminal Project Manager and the PANYNJ Program Manager through the local TSA Point of Contact. Test results will identify any security, efficiency or safety concerns. There are three (3) possible test outcomes:
■	Pass - System meets TSA P&C Requirements;
■	Defects Found - TSA will staff the system but further work needed to correct defects;
■	Failed - TSA will not staff the system; Contractor should resolve issues as published and prepare for re-testing.

1.4              INTEGRATION SERVICES

1.4.1.         BHS Support

The EDS OEM shall assist the Terminal Project Manager's BHS contractor to establish digital and serial communication for the EDS units. Once communication between devices has been established, the EDS OEM shall provide the following support and integration services.

■	Assist the BHS contractor to obtain efficient EDS operation.
■	Provide on-site Integration Engineer Support Services to facilitate the entire integration effort with the BHS.
■
Be available to support system testing and validation conducted by in-house staff or external contractors including Site Specific Test Plan (SSTP) for the Integrated Site Acceptance Test (ISAT) and pre-ISAT project testing and throughout the planning phases including the issuance of the ISAT TRN and TRR.

■	During initial system operations run of live checked baggage, provide technical assistance as requested by TSA and/or the Terminal Project Manager.

1.4.2.         Software and Hardware

Following SAT and throughout the integration effort, the EDS OEM shall install and test the required software and hardware to allow for digital and serial communication between the EDS and the BHS PLC if required. Functionality of the EDS BHS interface hardware and software shall be verified by the EDS OEM at the interface box prior to working with the BHS contractor to ensure a proper operating PLC interface and to avoid delays.

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Appendix D
1.5             SYSTEM NETWORKING

1.5.1          Network Infrastructure

The EDS OEM shall provide required patch cables and miscellaneous hardware to interface between network patch panel and EDS OEM supplied networking components.

1.5.2          Network Services

The EDS OEM shall provide: training for TSA staff; coordination and support for TSA and testing certification; and resources to conduct installation, testing, and initial operational support for networking. No other network may interface with the networked airport screening solution. The implemented assigned network for operation shall be an isolated, stand-alone network.

1.6.             TRAINING

TSA will provide training for TSA screening staff on the operation of the EDS and ETD equipment.

1.7.             MAINTENANCE

Upon successful completion of SAT testing for each unit, TSA will maintain and repair the EDS and ETD units throughout their lifecycles.

B. PANYNJ AND DESIGNEE TERMINAL PROJECT MANAGER RESPONSIBILITIES with regard to the Terminal Projects are listed in sections 2.1 to 2.5 below.

2.0             DESIGN

The Terminal Project Manager will undertake completing the 100% design of a baggage screening solution for its respective Terminal(s), which meets the needs of the Airport, Airlines and TSA FSD. The Project Manager shall submit design at 30%, 60% and 100% intervals to TSA for review. The Project Manager shall respond to TSA design review comments promptly and in writing.

2.1              EDS PLACEMENT

The Project Manager shall ensure that the Project site will be ready to accommodate the installation of the EDS and associated equipment.   The Project Manager shall be responsible for providing rigging oversight activities, and shall provide adequate protection to the EDS machines and to the airport infrastructure during any and all ED's movements. The Project Manager shall coordinate with the EDS OEM to integrate all activities regarding placement of ED's equipment. The Project Manager shall provide reasonable measures to protect the EDS and ETD equipment from damage in the screening area.

2.1.1          Site Readiness and Storage

The Project Manager shall confirm site readiness to receive ED's units to the TSA Site Lead no later than10 business days prior to requested delivery date. Site readiness shall address availability of permanent power; removal of obstacles to the rigging path; and adequacy of physical environmental conditions within the delivery area that meet EDS OEM standards for protecting the EDS units. The Project Manager shall provide secure storage for the ED's units and ancillary equipment if site conditions at the time of delivery do not provide adequate protection. The Project Manager shall provide secure storage space for hardware associated with ED's integration and multiplexing until it can be installed by EDS OEM Integration Support Staff.

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2.1.2          Rigging Services

The Project Manager Team will be responsible for providing rigging path verification, ingress path, and/or structural analysis. If required, the Project Manager Team will remove and replace any walls, windows, glass, doors, or other physical barriers in support of rigging activities.

2.2              INSTALLATION SUPPORT

2.2.1          Power Requirements

The Project Manager will provide terminations to the EDS for electrical power. The Project Manager will be responsible for providing all infrastructure power requirements including separate metering. If applicable, the Project Manager will design and install all power requirements to terminal locations within the OSR room, ETD room, and at EDS locations. The Project Manager will provide cabling from terminations to EDS equipment. The Project Manager shall attest to the availability of power supply to adequately support the EDS and associated equipment in accordance with OEM specifications and be liable for damage to this equipment resulting from intentional deviations to accepted power supply conditions.

2.2.2          Commissioning Services

The Project Manager will be responsible for obtaining all other infrastructures as stated in the Memorandum of Agreement between the TSA and the PANYNJ and not mentioned in Section 2.2.1 to support EDS operations and maintenance.

2.3              INTEGRATION SERVICES

The Project Manager shall ensure that the BHS Contractor coordinates with EDS OEM in support of integration activities (e.g. installation and testing the required software and hardware to allow for digital and serial communication between the EDS and the BHS PLC) as needed. Terminations to the EDS for BHS PLC communication shall be performed by the BHS contractor.

2.4             NETWORKING

2.4.1.         Network Infrastructure

The Project Manager will design and install all communication conduit, fiber, etc. as required by the EDS OEM's design criteria for the EDS and EDS networking system, including but not limited to connectivity of the remote OSR Room, ETD/Resolution area, and the Baggage Control Room as required. Exact parameters will be reviewed at Project start-up by TSA. The Project Manager will provide cabling and network patch panels in TSA control rooms, ETD search areas, and the TSA network room as determined by the network design conducted in conjunction with the Project Manager. The EDS OEM shall provide required patch cables and miscellaneous hardware to interface between network patch panel and EDS OEM-supplied networking components. The Project Manager will provide all electrical outlets to support installation and operation of a fully multiplexed explosive detection system.

2.4.2.         Network Services

No other network may interface with the networked airport screening solution. The implemented assigned network for operation shall be an isolated, stand-alone network.

2.5.             IV&V - TESTING SUPPORT

The Project schedule shall allow for sufficient time to conduct mandatory testing of the EDS units after installation and integration. The project schedule shall also factor in minimum lead times for notification of readiness for testing (7 days for SAT; 3 days for TRR; and 3 days for ISAT.) The Project Manager shall identify operational windows in time in which testing activities can be accomplished. Testing activities will normally be scheduled for normal business days (Monday-Friday) and should not include holidays unless previously agreed to.

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Appendix D
2.5.1          Site Specific Test Plan (SSTP)

The Project Manager shall ensure that information needed to develop an accurate SSTP is provided to TSA Test Lead at the earliest opportunity, but no later than 90 days prior to requested testing date. Such documentation includes:
■	BHS Specifications
■	Controls Description and/or Description of Operation (if both exist then provide both)
■	E-Stop Zone Drawings
■	BHS Drawings Plan and Elevation Views
■	Phasing Plan Narrative and Phasing Plan Drawings
■	Construction and Testing Schedule

All drawings shall be clearly visible and readable when plotted on Arch D Size Stock, All documents shall be submitted electronically (e.g. text documents in MS Word or PDF and drawings in AutoCAD [.dwg] or PDF.)

Any system constraints that will prevent compliance with TSA testing and performance criteria should be disclosed as far in advance as possible to allow for evaluation of applicable waivers. Any restrictions on system availability and accessibility for testing shall be disclosed. Cutover plans including any phasing plans that will affect the Testing Contractor's ability to test the full system from ticket counters through the outbound/sortation system shall also be disclosed to allow for the development of an accurate SSTP.

The Project Manager will have the opportunity to review and comment on SSTP in advance of testing. Comments and/or questions should be directed to the TSA Project Lead and the TSA Site Lead.

2.5.2.         Test Readiness Report (TRR)

This pre-ISAT activity is conducted by TSA Site Lead in coordination with the Airport Project Team (typically the BHS Contractor.) The purpose of this testing activity is to assure TSA of site readiness for ISAT and is a precursor for TSA authorization for TSA Test Lead to deploy. The Project Manager Team will be provided TRR data sheets by the TSA Site Lead. BHS/CBIS configuration and operation shall be in final form intended for bag screening operations. Unless mutually agreed to, changes/improvements to BHS/CBIS between TRR and ISAT are not authorized. The Project Manager Team must address security and efficiency defects found during TRR and be prepared to implement mutually agreed upon corrective actions prior to ISAT.

Required input from the Project Team will include:

Functional Testing Documentation: Testing authentication must be clearly reported and show every test with bag ID and declared status on printed EDS FDRs (Field Data Reports) and resulting bag destination. Ledger forms should show test date, type of test, identification of bag destination location, and ID number of the bags arriving at that location. Sample ledger forms will be provided in the SSTP.
■	These reports should be organized and indexed in a loose-leaf binder(s)
■
Each test shall conclude with an indication of successfully passing the required criteria of BHS specification and testing criteria and if conflict or failure exists, then so indicate with an explanation.

■	Presentation of completed testing and TRR required documentation to TSA Site Lead not less than 7 business days prior to anticipated Pre-ISAT date is required.

6

HSTS04-08-H-CT1235
Memorandum of Agreement of EWR

Appendix D

Sort and Rate Test Observation: Sufficient numbers of test bags (no less than 100 test bags per EDS) will be utilized to "stress" the BHS/CBIS as would occur during peak operating times. Test bag set profile should be similar to Battelle profile.
■	A real-time observation by TSA Site Lead of a global BHS/CBIS Sort and Rate Test using clear and suspect bags is required.
■	All EDS equipment must be operational.
■	All baggage entry points must be utilized.
■	After a successful TRR, TSA Deployment Lead approves start of ISAT testing and TSA Testing Contractor Team normally arrives at airport within 3 business days.

2.5.3.         Logistical Support Needs: The Project Manager shall identify any logistical or support needs that will impact TRR and ISAT testing, to include:

■	any process needed to obtain sufficient baggage tags should the system use IATA baggage tracking mechanisms;
■	any process needed to obtain airport badges/access for TSA Testing Contractor's personnel;
■	availability of baggage handling support for testing activities; and
■	availability of support for delivery and secure storage of the TSA Testing Contractor's test bags for ISAT (100 bags per EDS.)

2.5.4.         ISAT Testing: The TSA's Testing Contractor will meet with the Project Manager Team at least 30 days prior to testing to coordinate the conduct of ISAT testing. The TSA Test Lead and the Project Manager Team will finalize details relating to the scheduling and duration of the testing. (Generally allow 1.5 days per EDS line and 1.5 days per each system Sort Testing and Rate Testing.)

2.5.5.         Test Results and Reports

In the event of a Defects Found or Failed result during TRR or ISAT testing, the Project Manager Team shall report corrective actions to be applied and the timeline associated with said corrections. If constructed system fails testing, TSA will work with the Project Manager Team to identify corrective solutions. TSA is not obligated to accept or operate a baggage screening system that does not meet the minimum test standards.

2.5.6.         Post ISAT and Run-in Activities: The TSA Site lead will conduct 30-day operational run-in observations of the system following successful ISAT testing.

The airport/airline/authority shall provide a written response outlining corrective actions that will be taken due to outstanding deficiencies, issues, and action items identified in the Test Report within three (3) months.

It is essential for the continued secure and efficient operation of the CBIS that changes to the system are evaluated, reviewed and approved before they are implemented. Changes made to the system subsequent to ISAT should be coordinated and approved in advance with TSA Deployment Team. Failure to do so will lead to TSA decertification of the baggage screening system. In some cases the TSA Testing Contractor will need to evaluate proposed changes to determine if they constitute modifications sufficient to warrant the development of a new SSTP and re-testing.

The following procedure is to be followed for all changes to CBIS systems other than those required for normal routine and periodic maintenance/repairs to the system. The airport/airline/authority responsible for the system shall assemble a package of information for submittal to TSA Office of Security Technology which includes the fallowing minimum information.
•	Written description of all physical and programming changes to the system
•	Reason for proposed change
•	Anticipated impact to system operations (i.e. increased throughput, lowered tracking losses, elimination of bag jams)
•	Drawings showing affected areas

7

HSTS04-08-H-CT1235
Memorandum of Agreement of EWR

Appendix D

•	Any potential security, tracking or efficiency impacts, including impact on manpower or operations
•	Proposed date of changes
•	Willingness of the airport or airline to pay for the changes to the system

This package shall be delivered to the applicable TSA FSD who shall review the package, adding any comments that he/she may have and forward the package to TSA Office of Security Technology.

The TSA Office of Security Technology will review the package. Once the review has been completed, the Office of Security Technology shall notify the airport/airline/authority and the applicable TSA FSD of the recommendations and testing requirements for the system changes.

8

EXHIBIT  A-2

Description of Additional Premises

Exhibit A-2

TERMINAL C
SITE PLAN
TERMINAL 3
1
2
3
4
5
6
7
8
9
10
11
12
EXPRESS RD.
TOWER RD. EXIT
EXISTING CONTINENTAL LEASE LINE
SITE
LOCATION PLAN

INITIALED:

FOR THE PORT AUTHORITY

FOR THE LESSEE

EXHIBIT "A-2"

THE PORT AUTHORITY OF NEW YORK AND NEW JERSEY

NEWARK LIBERTY INTERNATIONAL AIRPORT

01 - 27 - 10 (TERMINAL C) EWR10 - 055

DATA TABLE
(BEARINGS, COORDINATES, DISTANCES, RADIUS)
1	N 678,849.148 E 2,134,709.964	5	N 678,612.567 E 2,134,639.291	9	N 678,784.657 E 2,134,686.822
2	N 26° 45' 36.24" W 189.167'	6	S 27° 12' 16.43" E 100.419'	10	S 27° 57' 36.63" E 29.745'
3	N 678,680.240 E 2,134,795.137	7	N 678,701.878 E 2,134,593.382	11	N 678,810.934 E 2,134,672.873
4	N 66° 31'41.73" E 169.905'	8	S 48° 27' 43.52" W 124.833'	12	S 44° 08'45.11" W 53.254'

NOTE:
COORDINATES EXPRESSED IN FEET AND BEARING REFER TO THE GRID SYSTEM OF THE NEWARK, NEW JERSEY TOPOGRAPHICAL BUREAU.

INITIALED:
/s/ (illegible)		THE PORT AUTHORITY OF NEW YORK AND NEW JERSEY
FOR THE PORT AUTHORITY		NEWARK LIBERTY
/s/ (illegible)	EXHIBIT “A-2”	INTERNATIONAL AIRPORT
FOR THE LESSEE		01-27-10 (TERMINAL C) EWR10-055

EXHIBIT B

Exhibit B

Conceptual Drawings and General Scope of Work

Construct an in-line checked baggage screening system for Terminal C Newark Liberty International Airport. The components of the system will be constructed to support the findings in the report entitled "Newark Liberty International Airport, Terminal C, Baggage Handling and EDS Analysis, July 2009" as prepared by BNP Associates Inc. and will be consistent with the approved concept design attached, together with this general scope of work, as Exhibit B to Lease ANA 170, Supplement 26. Lessee intends to:

•	Construct a new building of approximately 72,000 square feet to accommodate the new in-line checked baggage screening system

•	Construct and install the new baggage screening equipment and related systems in accordance with the TSA Planning Guidelines and Design Standards (PGDS) including an on-screen resolution room

•	Construct the new baggage system that will consist of 10 integrated CTX machines (CTX 9400 or better)

•	Construct the new system to be able to process a minimum of 4,000 bags per hour

•	Install approximately 13,500 linear feet or greater of baggage conveyors

•	Install catwalks and other structures to support the baggage system

•	Construct an Over-Size/Odd-Size baggage screening area in the present location of CO's facility maintenance warehouse which is located at operations level of the C2 concourse

•	Construct a new 5,000 square foot facility maintenance warehouse to account for this displaced function

•	Demolish 26 existing CTX sub-screening systems at EWR Terminal C. The scope of work will include demolition and removal of partition walls and baggage conveyors work

•	Restore screening areas back to passenger processing and operations support areas.

Page 1 of Exhibit B

FUTURE C4 EXPANSION
FOR REFERENCE ONLY
EXISTING FIS UNLOAD
EDS (2 STORY)
NEW CONSTRUCTION (UPPER
LEVEL NOT SHOWN.)

CONFIDENTIAL

WARNING: THIS DOCUMENT CONTAINS SENSITIVE INFORMATION THAT IS CONTROLLED UNDER THE PROVISIONS OF 49 CFR PART 1520. NO PART OF THIS DOCUMENT MAY BE RELEASED WITHOUT A NEED TO KNOW, AS DEFINED IN 49 CFR 1520, EXCEPT WITH THE WRITTEN PERMISSION OF THE UNDER SECRETARY FOR TRANSPORTATION SECURITY, WASHINGTON, DC 20591. UNAUTHORIZED RELEASE MAY RESULT IN CIVIL PENALTY OR OTHER ACTION. FOR U.S. GOVERNMENT AGENCIES, PUBLIC AVAILABILITY TO BE DETERMINED UNDER 5 U.S.C. 552

EDS 1		CLEAR BAG		PURGE			
EDS 2		SUSPECT BAG		REINSERT		OUT OF GAUGE	

OPTION 7A
EDS IN NEW CONSTRUCTION
WEST END

BNP ASSOCIATES, INC.

Page 2 of Exhibit B

A.4
EDS (2 STORY)
NEW CONSTRUCTION
A.09
A.01
A'
Am
Da.1
Dm
Em
EXISTING FIS UNLOAD

LOWER LEVEL

A.4
EDS (2 STORY)
NEW CONSTRUCTION
A.09
A.01
A'
Am
Da.1
Dm
Em
EXISTING FIS UNLOAD

UPPER LEVEL

CONFIDENTIAL

WARNING: THIS DOCUMENT CONTAINS SENSITIVE INFORMATION THAT IS CONTROLLED UNDER THE PROVISIONS OF 49 CFR PART 1520. NO PART OF THIS DOCUMENT MAY BE RELEASED WITHOUT A NEED TO KNOW, AS DEFINED IN 49 CFR 1520, EXCEPT WITH THE WRITTEN PERMISSION OF THE UNDER SECRETARY FOR TRANSPORTATION SECURITY, WASHINGTON, DC 20591. UNAUTHORIZED RELEASE MAY RESULT IN CIVIL PENALTY OR OTHER ACTION. FOR U.S. GOVERNMENT AGENCIES, PUBLIC AVAILABILITY TO BE DETERMINED UNDER 5 U.S.C. 552

- EDS 1
- CLEAR BAG
- PURGE
- EDS 2
- SUSPECT BAG
- RE-INSERT
- OUT OF GAUGE

OPTION 7A
EDS IN NEW CONSTRUCTION
WEST END

BNP
ASSOCIATES, INC.

Page 3 of Exhibit B

EXHIBIT C

Letter of Credit Terms and Conditions

For the purposes of subparagraph (a) of Paragraph 36 of the Supplemental  Agreement (the “Agreement”) between The Port Authority of New York and New Jersey (the “Port Authority’) and Continental Airlines, Inc. (the “Lessee”) to which this Exhibit C is attached, a 'Letter of Credit' shall mean in the singular each of and 'Letter of Credits' shall mean in the plural all of the letter of credits which may be delivered by the Lessee to the Port Authority as security for its obligations pursuant to the provisions of subparagraph (a) of Paragraph 36 of the Supplemental  Agreement and which meet all of the requirements set forth:

1

The Lessee shall deliver or shall cause to be delivered to the Port Authority a clean irrevocable Letter of Credit issued by a banking institution satisfactory to the Port Authority and having its main office within the Port of New York District, in favor of the Port Authority in the amount of the demand by a qui tam person pursuant to the provisions of subparagraph (a) of Paragraph 36 of the Agreement.  The form and terms of such Letter of Credit, as well as the institution issuing it, shall be subject to the prior and continuing approval of the Port Authority.  If requested by the Port Authority, said Letter of Credit shall be accompanied by an opinion of counsel for the banking institution that the issuance of said clean irrevocable Letter of Credit is an appropriate and valid exercise by the banking institution of the corporate power conferred upon it by law.  Each Letter of Credit shall provide that it shall continue until the last day of the sixth full calendar month occurring after the final adjudication, settlement or other resolution of such demand.  Such continuance may be by provision for automatic renewal or by delivery to the Port Authority of a substitute letter of credit satisfactory to the Port Authority and meeting all the requirements set forth in this Exhibit C in an amount so that at all times until the final adjudication, settlement or other resolution of such demand the Port Authority shall have a Letter of Credit or Letters of Credit in the amount of such demand.  Upon notice of cancellation of a Letter of Credit the Lessee agrees that unless, by a date twenty (20) days prior to the effective date of cancellation, the Letter of Credit is replaced by another Letter of Credit satisfactory to the Port Authority, the Port Authority may draw down the full amount thereof and thereafter the Port Authority will hold the same as security of the Lessee’s obligations under subparagraph (a) of Paragraph 36 of the Agreement, as applicable until the final adjudication, settlement or other resolution of such demand.  Failure to provide such Letter of Credit at any time until the completion of the Project and successful completion of the TSA EDS systems test conducted by the TSA,  which is valid and available to the Port Authority, including any failure of any banking institution issuing any such Letter of Credit previously accepted by the Port Authority to make one or more payments as may be provided in such Letter of Credit shall be deemed to be a breach of the Supplemental  Agreement or of the Terminal C Lease, as described in and pursuant to subparagraph (a) of Paragraph 36 of the Supplemental  Agreement, on the part of the Lessee.  No action by the Port Authority pursuant to the terms of any Letter of Credit, or receipt by the Port Authority of funds from any bank issuing any such Letter of Credit, shall be or be deemed to be a waiver of any default by the Lessee under the terms of the Supplemental Agreement and all remedies under the Agreement of the Port Authority consequent upon such default shall not be affected by the existence of a recourse to any such Letter of Credit.

For the Port Authority
Initialled:

For the Lessee

2